Exhibit 10.15

LOAN AND GUARANTY AGREEMENT

THIS LOAN AND GUARANTY AGREEMENT (“Agreement”) is entered into as of the 20th day of October, 2011, between GATX CORPORATION, a New York corporation (“Lender”), and BULK CAJUN BERMUDA LTD., a Bermuda company (“Borrower”), BULK PARTNERS (BERMUDA) LTD., a Bermuda company (“Holding Company”), and AMERICAS BULK TRANSPORT (BVI) LIMITED, a British Virgin Islands business company (“Charterer”), with respect to the following facts:

A.           Borrower wishes to obtain from Lender and Lender wishes to provide to Borrower a term loan in the principal amount of U.S. $4,550,000.00 on the terms and conditions stated herein, in order to finance the vessel BULK CAJUN, Panamanian Official No. 43084-11, IMO No. 8200450 (the “Vessel”).

B.           Holding Company is the indirect owner of Borrower, and Charterer is the time charterer of the Vessel, in consideration of which Holding Company and Charterer are guarantying the Borrower’s obligations under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements of the parties hereto, and for other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties hereto represent, warrant and agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1           Defined Terms. As used herein and in the schedules of this Agreement, the terms defined below shall have the definitions ascribed to them below:

“Advance” has the meaning given to it in Section 2.1(a).

“Affiliate” means, with respect to a Person any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. “Control” “controlled by” and “under common control with” means direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that control shall be conclusively presumed for this purpose when any Person or affiliated group directly or indirectly owns ten percent (10%) or more of the securities or other Equity Interests having ordinary voting power for the election of directors, managing general partners, trustees or managers of a Person.

“Allseas” means Allseas Logistics Bermuda Ltd., a Bermuda company.

“Allseas Charge on Cash Deposit” has the meaning given to it in Section 3.1(a)(xiii).

“Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency markets) in New York and Chicago.

“Bankruptcy or Other Proceeding” means a Debtor Relief Proceeding; a dissolution, winding up, liquidation, or reorganization of a Person; an arrangement with a Person’s creditors or a composition of a Person or any of its debts; or an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of a Person.

“Borrower Charge on Cash Deposit” has the meaning given to it in Section 3.1(a)(xii).

“Borrower’s Earnings Assignment Agreement” has the meaning given to it in Section 3.1(a)(iii).

“Bulk Cajun Freights Account” has the meaning given to it in Section 3.1(i).

“Bulk Cajun Hire Account” has the meaning given to it in Section 3.1(h).

“Bulk Cajun Mortgage” has the meaning given to it in Section 3.1(a)(ii).

“BULK DISCOVERY” means the vessel BULK DISCOVERY, Official No. ______, registered in Panama and owned by Bulk Discovery.

“Bulk Discovery” means Bulk Discovery (Bermuda) Ltd., a Bermuda company.

“Bulk Discovery Loan Agreement” means the Loan and Guaranty Agreement dated as of February 25, 2011 among Lender, Bulk Discovery, Holding Company, and Charterer.

“Bulk Discovery Loan Documents” means the Bulk Discovery Loan Agreement, the Bulk Discovery Mortgage, and all other agreements, instruments, certificates, or other documents under or related thereto (each as assigned, assumed, amended, renewed, replaced, or otherwise modified from time to time).

“Bulk Discovery Mortgage” has the meaning given to it in Section 3.1(j)(i).

“Bulk Discovery Obligations” means the obligations of Bulk Discovery that are secured by the Bulk Discovery Mortgage.

“Charterer’s Earnings Assignment Agreement” has the meaning given to it in Section 3.1(a)(v).

“Closing” means the date the Advance is made upon satisfaction or waiver of the conditions precedent listed in Article III.

“COA” means the Contract of Affreightment between Phoenix Bulk Carriers (US) LLC and Noranda Alumina LLC dated as of January 1, 2011.

“Code” means the Internal Revenue Code of 1986.

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“Collateral” means personal or real property, whether tangible or intangible, on which an Encumbrance is granted as security for any or all of the Obligations outstanding from time to time under any Loan Document.

“Commercial Management Agreement” means the Commercial Management Agreement for the Vessel between Borrower and Phoenix Bulk Carriers (BVI) Limited dated as of June 24, 2011.

“Commitment Fee” has the meaning given to it in Section 3.1(k).

“Constitutional Documents” means the certificate of incorporation, memorandum of association and by-laws of a corporation, as amended and restated.

“Credit Party” means Borrower, Pledgor, Holding Company, Charterer, or any future Guarantor.

“Debtor Relief Proceeding” means bankruptcy, insolvency, receivership dissolution, arrangement, reorganization, administration, debt relief or similar proceeding pertaining to a Person.

“Default” means an event or condition which, with the giving of notice, the passage of time, or both, would become an Event of Default.

“Default Rate” has the meaning given to it in Section 2.1(c)(i).

“EBITDA” means, for any period, for any Person, an amount equal to the Net Earnings of such Person for such period plus the following to the extent deducted in calculating such Net Earnings: (i) the Interest Expense of such Person for such period, (ii) the provision for federal, state, local and foreign income taxes payable by such Person for such period, and (iii) the amount of depreciation and amortization expense deducted in determining such Net Earnings.

“Encumbrance” means any lien, mortgage, pledge, assignment, security interest, liability for forfeiture, defeasance, lease, charter, right to possession or services of the relevant property, option, right of first refusal with respect to the relevant property, restriction against transferability or use, or other encumbrance whatsoever.

“Environmental Law” means law relating to environmental, health, safety or land use matters applicable to any property.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), that is directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interest” means stock in a corporation, a membership interest in a company, a general or limited partnership interest in a partnership, a beneficial interest in a trust, or other equity interest in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower or a Guarantor within the meaning of Section 414(b) or (c) of the Code and Sections 414(m) and (o) of the Code.

“Event of Default” has the meaning given to it in Section 7.1.

“Fixed Charges” means, for any period, for any Person, the sum of Interest Expense, operating lease payments, payments of the current portion of capital leases, and payments of the current portion of long term Indebtedness, and distributions of equity made during the relevant period.

“Funds Deposit Agreement” has the meaning given to it in Section 3.1(a)(ix).

“GAAP” means at any time generally accepted accounting principles as then in effect in the United States, applied on a consistent basis.

“Governmental Authority” includes all foreign and U.S. federal, national, state and local governments; government corporations, authorities, boards, commissions, and entities; and all departments, ministries, agencies, bureaus, offices, and subdivisions of any of the foregoing.

“Guarantor” means Holding Company, Charterer, and any other Person that grants Lender a guaranty for any of the Obligations, as the context requires.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, for any Person, (i) indebtedness for borrowed money; (ii) obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations to pay the deferred purchase price of property or services; (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (v) obligations as lessee under Synthetic Lease Obligations; (vi) obligations with respect to undrawn letters of credit issued for the account of that Person or under bonds or suretyship arrangements; (vii) all obligations arising under any swap transaction or other agreement or arrangement designated to protect the Person against fluctuation in interest rates, currency exchange rates or commodity prices; (viii) obligations to ordinary trade creditors which are more than ninety (90) days delinquent; (ix) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (x) obligations under indemnification agreements in favor of issuers of letters of credit (contingent or otherwise); and (xi) obligations under direct or indirect guaranties or suretyship agreements in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (x) above.

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“Indemnitee” has the meaning given to it in Section 9.2.

“Interest Expense” shall mean for any period, for any Person, the aggregate amount of interest expense of such Person for such period as determined in accordance with GAAP. Notwithstanding the foregoing, specific items of interest expense shall only be included in this definition to the extent such items have been deducted from gross revenues in calculating the Net Earnings of such Person for such fiscal period.

“Interest Rate” has the meaning given to it in Section 2.1(c)(i).

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a convertible loan or advance, or capital contribution to, purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership interest, membership interest, joint venture interest, or other beneficial interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Loan Document” means any of: this Agreement and any other loan agreement, promissory note or other evidence of indebtedness related to this Agreement; and any ship or naval mortgage, security agreement, assignment, deed of trust, pledge, or other security document; any guaranty; any subordination agreement, or any other agreement, instrument, certificate, or other document; in each case whether heretofore, concurrently, or hereafter entered into by any Person in connection with this Agreement (each, as assigned, assumed, amended, renewed, replaced, or otherwise modified from time to time).

“Manager’s Undertaking” means a Manager’s Undertaking described in Sections 3.1(a) (vii) or 3.1(a)(viii).

“Material” means, with reference to the significance of a matter which is reasonably calculable in monetary terms, a change or effect related to such matter which has a monetary consequence of $500,000.00 or more in amount.

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“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower, a Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“Net Earnings” means, for any period, for any Person, the net earnings of such Person for such period determined in accordance with GAAP for such period, but not including the net after-tax amount of: (a) any gains or losses resulting from the disposition of capital assets (as defined by GAAP) where the consideration paid in connection with such disposition is not paid in cash, provided, however, that when all or any portion of the consideration paid in connection with such disposition is received in cash, checks or other cash equivalent financial instruments, such amount shall be recognized as gain or loss and included in the net earnings of such Person in the fiscal period received; (b) any gains or income resulting from the write-up of assets; (c) any gains or losses resulting from the acquisition of securities or the retirement or extinguishment of Indebtedness; (d) any losses from the impairment of goodwill or other intangible assets required to be recognized under GAAP; (e) any losses from the impairment or disposal of long-lived assets required to be recognized under GAAP; (f) any gains or losses arising from changes in accounting principles; (g) any equity of such Person in the undistributed earnings of any Person which is not a Subsidiary; (h) any earnings of any Person acquired by such Person through purchase, merger or consolidation or otherwise for any period prior to the date of acquisition; (i) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary; and (j) any extraordinary gains or losses.

“Obligations” means all obligations of Borrower to repay the Advance, to pay interest thereon, or to pay and perform other debts, liabilities, obligations, covenants and duties, existing or arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest that accrues after the commencement, by or against Borrower or any Person of which Borrower is a partner, joint venturer, or member, of any Debtor Relief Proceeding in which such Person is the debtor in such proceeding.

“Other Taxes” has the meaning given to it in Section 2.5(a)(ii).

“Permit” means any authorization, certificate, consent, approval, license, permit, waiver or exemption issued or granted by a Governmental Authority.

“Permitted Encumbrance” has the meaning given to it in Section 4.9.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is sponsored or maintained by Borrower, a Guarantor, or any ERISA Affiliate or to which Borrower, a Guarantor, or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

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“Permitted Investments” means (i) U.S. Dollar demand deposits maintained in the United States with any commercial bank which has a combined capital and surplus of at least $100,000,000.00; (ii) U.S. Dollar time deposits maintained in the United States with, or certificates of deposit having a maturity of six months or less issued by, any commercial bank which has its head office in the United States and which has a combined capital and surplus of at least $100,000,000.00; (iii) direct obligations of, or obligations unconditionally guaranteed by, the United States Government and having a maturity of one year or less; or (iv) readily marketable commercial paper having a maturity of six months or less, issued by any corporation organized and existing under the laws of the United States, any state thereof, or the District of Columbia and rated A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at any time, rated by any nationally recognized rating organization in the United States with the highest rating assigned by such organization).

“Person” includes an individual natural person, corporation, limited liability company, general or limited partnership, joint venture, association, trust, Governmental Authority, and any other entity.

“Phoenix” means Phoenix Bulk Carriers (US) LLC, a Delaware limited liability company.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or any ERISA Affiliate.

“Pledgor” means Bulk Partners Holding Company Bermuda Ltd., a Bermuda company.

“Process Agent” has the meaning given to it in Section 3.1(a)(xiv), and includes any successor thereto that is appointed as contemplated in Section 7.4.

“Process Agent Appointment” has the meaning given to it in Section 3.1(a)(xiv).

“Panamanian Public Registry” means the Panamanian Public Registry of Titles and Encumbrances of Vessels of the Panamanian Maritime Authority.

“Requisition” means expropriation, confiscation, requisition or acquisition of the title to or use of property, whether for full consideration or a consideration less than full value, which is effected by any Governmental Authority or by any Person or Persons claiming to be or to represent a Governmental Authority

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Request for Advance” has the meaning given to it in Section 2.1(a).

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“Seizure” means an arrest, repossession, taking into custody, detention or seizure by judicial or nonjudicial means (including attachment, garnishment, or execution or levy), and “Seize” has a correlative meaning.

“Sub-COA” means the Contract of Affreightment between Charterer and Phoenix dated as of January 1, 2011.

“Subordinated Debt” has the meaning given to it in Section 8.6(a).

“Subordinated Liens” has the meaning given to it in Section 8.6(a).

“Subsidiary” means any corporation, limited liability company, partnership, joint venture, association, trust or estate of which (or in which) the relevant Person owns, directly or indirectly, ten percent (10%) or more of (i) the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership or joint venture, or association, or (iii) the beneficial interest of such trust or estate.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning given to it in Section 2.5(a)(i).

“Technical Management Agreement” means the Ship Management Agreement for the Vessel between Borrower and Seamar Management S.A. dated May 20, 2011.

“Time Charter” means the Time Charter for the Vessel between Borrower and Charterer dated October 6, 2011.

“United States” means the United States of America, its territories and possessions.

“Vessel” has the meaning given to it in Recital A.

1.2           Currency. All references to dollars and all usage of the symbol “$” are references to U.S. Dollars.

1.3           Accounting Terminology. All accounting terms used in the Loan Documents shall be construed, and all financial records and reports prepared or provided pursuant to the Loan Documents shall be prepared, in accordance with GAAP.

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1.4           Computation of Interest and Time Periods. Under the Loan Documents, interest shall accrue and be calculated at a rate per annum based on the actual number of days elapsed and a 360-day year. Anything in the Loan Documents to the contrary notwithstanding, interest shall not accrue thereunder at a rate in excess of the maximum rate, if any, that is permitted under applicable law, and shall be deemed automatically capped at the relevant maximum rate in effect, if any, from time to time. At no time shall the interest rate payable on the Advance, together with the late payment fees and prepayment fees that accrue under, and all other amounts payable under the Loan Documents to the Lender, to the extent the same are construed to constitute interest, exceed the maximum rate of interest that at any time may be contracted for, taken, charged or received by the Lender under the Loan Documents under applicable law. If for any period during the term of this Agreement any amount paid to the Lender under the Loan Documents (to the extent the same shall (but for the provisions of this Section) constitute or be deemed to constitute interest) would exceed the maximum amount of interest permitted during such period, then such excess amount shall be applied or shall be deemed to have been applied as a prepayment of the Advance in such order as the Lender shall determine. In computations of interest or time under this Agreement “from” means “from and excluding,” and “to” or “through” means “to and including.” For the calculation of the duration of a monthly period, a month commencing on one numeric day of a calendar month shall end on the same numeric day of the next calendar month, if any, or else the last day of the next calendar month.

1.5           Construction. In this Agreement, unless expressly stated otherwise: (a) references to articles, sections, exhibits and schedules, are references to articles, sections, exhibits, and schedules of this Agreement, and references to “herein,” “hereof,” and “hereto” are references to this Agreement as a whole; (b) the terms “include,” “including” and similar terms shall be construed as if followed by the words “but not limited to”; (c) the term “documents” includes any and all instruments, documents, charters, leases, contracts, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (d) references to execution of documents shall include obtaining notarial acknowledgements thereof in accordance with applicable law as required by Lender; (e) words denoting the singular shall include the plural, and vice versa, and words denoting any gender shall include all genders; (f) captions of articles and sections of this Agreement are inserted for convenience of reference only and shall not be considered in the interpretation or construction of this Agreement; (g) references to agreements and other contractual instruments shall be deemed to include such agreements and other instruments as assigned, assumed, amended, renewed, replaced, or otherwise modified from time to time, but only to the extent that the assignments, assumptions, amendments, renewals, replacements, novations, and other modifications are not prohibited by any Loan Document; and (h) references to the accrual of interest include reference to the applicable loan margins and increases in interest relevant to an Event of Default, as provided in the Loan Documents. In this Agreement “law” includes (i) all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority, court, administrative or other governmental tribunal charged with the enforcement, interpretation or administration thereof, (ii) all applicable administrative orders, directed duties, requests, and Permits of, or issued by, any Governmental Authority, in each case whether or not having the force of law, and (iii) any particular law shall include all recodifications, amendments, consolidations, replacements, and supplements thereto and thereof, and interpretations of such law by relevant Governmental Authorities. Each party to the Loan Documents has had an opportunity to review and revise them, so the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of the Loan Documents. Time is of the essence of the Loan Documents.

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ARTICLE II

LOAN

2.1           Loan Advance.

(a)          Loan Advance. Lender agrees, on the terms and conditions set forth herein, to advance to Borrower, in a single advance, $4,550,000.00 (the “Advance”). The Advance shall be disbursed for the account of Borrower in accordance with an executed request therefor in substantially the form attached hereto as Exhibit A (“Request for Advance”).

(b)          Principal Repayments. The Advance shall be repaid in installments as follows: principal installments of $284,375.00 shall be repaid on the first day of each January, April, July, and October, commencing with January 24, 2011 until the principal of the Advance is fully repaid, provided, the final installment of all principal then outstanding, shall be repaid in full on October 24, 2015. Once repaid no portion of the Advance may be reborrowed.

(c)          Interest.

(i)          Interest Rate. Interest shall accrue on the outstanding principal of the Advance from the date the Advance is disbursed until the principal is fully repaid, at a fixed rate consisting of the sum of (A) five and seventy-five one-hundredths percent (5.75%) plus (B) the rate for U.S. Treasury obligations with a four-year remaining time to maturity, reasonably determined by means of a straight line interpolation of the rates quoted by Bloomberg at any time on the second Business Day before Closing for the purchase of U.S. Treasury obligations with the closest that are quoted at that time to three- and five-year remaining times to maturity (the “Interest Rate”), provided, however, that after the occurrence and during the continuance of an Event of Default, in the exercise of Lender’s sole discretion, the Interest Rate shall be increased by the five percent (5%) per annum (such resulting rate being the “Default Rate”), provided, further, in no event shall the Advance or any other amount owing under the Loan Documents accrue interest in excess of the maximum amount, if any, that is permitted by law. Interest shall accrue and be calculated at a rate per annum based on the actual number of days elapsed and a 360-day year. Lender’s determination of the Interest Rate shall be conclusive absent manifest error.

(ii)         Interest Payments. On each date on which a payment of principal is due under this Agreement, Borrow shall also make payment of all interest that has accrued and that remains unpaid as of that date.

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2.2           Payments; Late Payments; Business Days. If any payment to be made by Borrower under the Loan Documents shall fall due on a day other than a Business Day, payment shall be made on the next following Business Day. Principal payments made more than five (5) Business Days’ late shall incur a late payment fee of five percent (5%) of the amount that is late, which shall be due concurrently with the late payment, without limiting Lender’s rights to interest or default interest, or the right to exercise any of its other rights, powers, and remedies for default.

2.3           Application of Payments. Unless the application of payments received on account of the Obligations in advance of an Event of Default are otherwise specified by another provision of the Loan Documents, all payments and other funds received on account of the Obligations (including insurance proceeds, proceeds of Requisition of the Vessel, proceeds of disposition of or realization on Collateral, and other proceeds of collection), together with the proceeds of any claims for damages for loss of or damage to Collateral received by the Lender pursuant to or under the terms of the Loan Documents, shall be applied as follows:

first, toward the payment of the fees, costs and other expenses (including attorneys’ fees and expenses), and interest thereon, that are owed by Borrower and that are outstanding under the Loan Documents at the time, and, as required by Lender from time to time, to provide adequate indemnity against Encumbrances claiming priority over Lender’s security in any Collateral, provided that unless an Event of Default has occurred and is continuing said sums shall not be used to satisfy or provide indemnity against or security for Permitted Encumbrances;

second, toward interest that accrues on the Obligations;

third, toward payment of the principal of the Advance; and

fourth, to the Borrower or to whosoever may be entitled thereto.

When applied to the Advance, payments and prepayments shall be applied in the reverse order of the maturity of the installments thereof.

2.4           Prepayment.

(a)          Required Prepayments. At six-month intervals after Closing Borrower shall provide to Lender a written appraisal of the Vessel that is prepared by an appraiser listed in Schedule 2.4, and dated not more than fourteen days before it is given to Lender. In lieu of the foregoing, or in the event that Borrower fails to timely deliver any required appraisal, the Lender may have the Vessel appraised, at Borrower’s expense, by an appraiser selected by Lender in the exercise of its sole discretion. In either event the Borrower shall make the Vessel available for inspection (without being required to delay a departure for, or deviate from, a voyage under the Sub-COA, or to specially dry dock the Vessel), but for this purpose such an inspection shall not be required unless requested by Lender. The appraiser shall determine the fair market value of the vessel on a lien- and charter- free basis, assuming a willing buyer and a willing seller not under a compulsion to sell. If that valuation is an amount that is less than seventy-five percent (75%) of the outstanding principal of the Advance at the time the appraisal is made, and if demanded to do so by Lender, Borrower shall, within sixty (60) days after receiving notice thereof and a copy of the appraisal, either (i) prepay an amount such that, after such prepayment is first applied to outstanding interest at the time the prepayment is made and the balance is applied to the principal of the Advance, the outstanding amount of the Advance shall not exceed seventy-five percent (75%) of the appraised value of the Vessel, or (ii) Borrower shall provide further security to Lender that is of a type, value, and that is subject to a first priority perfected security interest in favor of Lender, acceptable to Lender in the exercise of its sole discretion.

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(b)          Voluntary Prepayments. Borrower may make voluntary prepayment of the Advance and all accrued unpaid interest thereon in whole but not in part on the second, third, or fourth anniversary of the Closing (or the first Business Day thereafter), by first providing to Lender sixty (60) days’ advance written notice of Borrower’s intention to do so. Once such notice is given for any prepayment, Borrower is obligated to make such prepayment on the date so indicated.

(c)          Other Prepayments; Prepayment Fee. In the event the Advance is prepaid pursuant to Sections 2.4(a) or (b), or as a result of receipt by Lender and application of proceeds of insurance, foreclosure or other realization on Collateral, collection actions with respect to an Obligation, proceeds of Requisition, a payment from Bankruptcy or Other Proceedings, prepayment compelled by law, or any other mandatory or involuntary prepayment, Borrower shall, concurrently with Lender’s receipt of such prepayment, pay a prepayment fee calculated as the difference between X and Y, with the variables X and Y defined as follows:

X equals all future scheduled principal and interest payments (from the date of prepayment through October 24, 2015) related to the portion of the Advance prepaid, reduced to present value as of the prepayment date at the rate of four and No/100ths percent (4.00%) per annum.

Y equals the amount of the Advance prepaid.

Borrower acknowledges that the prepayment fee is intended to compensate the Lender and is not a penalty.

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2.5           Taxes; Yield Protection; Illegality.

(a)          Taxes.

(i)          All payments by Borrower to or for the account of Lender under the Loan Documents shall be made free and clear of and without deduction for present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by Lender’s net income or gross receipts, and franchise taxes imposed on Lender (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any law to deduct any Taxes from or in respect of any sum payable under any Loan Document to Lender, (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5), Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions, (C) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (D) within thirty (30) days after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof. In the event and to the extent that Lender receives, from an applicable taxing authority, a refund or credit for any Taxes so withheld and paid to a Governmental Authority by Borrower and for which Borrower makes an additional payment to Lender under the foregoing clause (A), Lender shall promptly make a refund to Borrower of the amount of such refund or credit.

(ii)         Borrower agrees to pay all present or future stamp taxes, court or documentary taxes, and other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement, filing or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(iii)        If Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable to Lender under any Loan Document, Borrower shall also pay to Lender, at the times interest is paid, such additional amounts that Lender specifies as necessary to preserve the after-tax yield (after factoring in all Taxes, Other Taxes, and taxes imposed on or measured by net income or gross receipts, and franchise taxes) Lender would have received if such Taxes or Other Taxes had not been imposed.

(iv)         Borrower agrees to indemnify Lender for (A) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.5) paid by Lender, (B) amounts otherwise payable under this Section 2.5, and (C) all liabilities (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section (iv) shall be made within thirty (30) days after the date Lender makes a demand therefor.

(b)          Matters Applicable to all Requests for Compensation. A certificate of Lender claiming compensation under this Section 2.5 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

(c)          Survival. All of Borrower’s obligations under this Section 2.5 shall survive repayment of the Advance and all interest thereon.

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2.6           Wire Transfers. If the Advance is, at Borrower’s request, to be wire transferred to Borrower or any other Person, such transfer shall be subject to all applicable law, including the policies of the Board of Governors of the Federal Reserve System. Borrower acknowledges that as a result thereof, the transmission of the Advance may be significantly delayed.

2.7           Renewal of Credit Facilities. Borrower acknowledges that any request that it makes for a renewal, extension, or replacement of the credit facilities contained in this Agreement shall be granted or withheld by Lender in the exercise of Lender’s sole discretion.

2.8           Conditions. Lender shall not be required to make the Advance unless at such time: all Conditions Precedent that are relevant to the Advance have been timely fulfilled; none of the covenants, representations or warranties of Borrower or any other Person other than Lender that are contained in the Loan Documents shall have been materially breached or shall be materially untrue; no Default or Event of Default shall have occurred and be outstanding; no default shall have occurred and be outstanding under the Bulk Discovery Loan Agreement; there shall have been no Materially adverse change in the businesses, assets, or liabilities of Holding Company since the effective date of its audited financial reports dated or received by Lender on June 27, 2011, and its unaudited 2Q2011 financial report provided to Lender; and all other requirements set forth in the Loan Documents shall be satisfied in all material respects; provided that any of the foregoing may be waived by the Lender if done in writing. Other than as expressly set forth herein, Lender shall be under no obligation to make advances to Borrower, and no other advances made by Lender apart from the requirements of this Agreement shall be deemed to establish any contrary practice, course of dealing or obligation.

ARTICLE III
CONDITIONS PRECEDENT

3.1           Conditions Precedent to the Advance. Lender’s obligation to make the Advance under this Agreement shall be subject to the fulfillment, on or before October 24, 2011 (or such later date as Lender approves in writing), of all of the following conditions precedent, and all other conditions precedent that may be contained in any of the Loan Documents:

(a)          General Documents. Borrower shall furnish to Lender the following in form and substance satisfactory to Lender, dated as of Closing, unless otherwise indicated below:

(i)          the Request for Advance;

(ii)         a First Naval Mortgage encumbering the Vessel, duly executed by Borrower in substantially the form attached hereto as Exhibit B, that has been notarized and that complies with all other formalities as required for preliminary registration in the Public Registry of Titles and Encumbrances of Vessels of the Panama Maritime Authority (the “Bulk Cajun Mortgage”);

(iii)        an Assignment of Charter, Earnings and Insurances executed by Borrower in substantially the form attached hereto as Exhibit C (the “Borrower’s Earnings Assignment Agreement”);

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(iv)         a certification that an executed Notice of Assignment in substantially the form of Exhibit D to Exhibit C hereto was delivered to Charterer, and an Acknowledgement and Agreement executed by Charterer in substantially the form of Exhibit E to Exhibit C hereto;

(v)          an Assignment of Contract of Affreightment, Earnings and Insurances executed by Charterer in substantially the form attached hereto as Exhibit D (the “Charterer’s Earnings Assignment Agreement”);

(vi)         a certification that an executed Notice of Assignment in substantially the form of Exhibit D to Exhibit D hereto was delivered to Phoenix, an Acknowledgement and Agreement executed by Phoenix in substantially the form of Exhibit E to Exhibit D hereto;

(vii)        a Manager’s Undertaking executed by Seamar Management S.A., in substantially the form attached hereto as Exhibit E;

(viii)      a Manager’s Undertaking executed by Phoenix, in substantially the form attached hereto as Exhibit F;

(ix)         a Funds Deposit Agreement executed by Borrower, Charterer, Phoenix, Allseas, and Lender, in substantially the form attached hereto as Exhibit G (the “Funds Deposit Agreement”);

(x)          a copy of a letter executed by Phoenix, addressed to Mid-Ship Group LLC, that instructs Mid-Ship Group LLC to remit all freights and other sums paid by Noranda Alumina LLC under the COA with respect to the Vessel, less commissions retained by Mid-Ship Group LLC under the COA, to the Bulk Cajun Freights Account, in form acceptable to Lender;

(xi)        Charge over Shares regarding all of the issued and outstanding shares of stock in Borrower, executed by Pledgor in substantially the form attached hereto as Exhibit H (the “Shares Charge”), and (A) a Shareholder’s Proxy executed by Pledgor in substantially the form attached to the Shares Charge, (B) a Share Transfer Form executed by Pledgor in substantially the form attached to the Shares Charge that pertains to the shares subject to the Shares Charge, (C) all share certificates for all issued and outstanding shares of stock of Borrower, (D) an Undertaking executed by Pledgor in substantially the form attached to the Shares Charge, and (E) undated Director & Officer Resignation Letters executed by all of the directors and officers of Borrower in substantially the form attached to the Shares Charge;

(xii)        a Charge Over Cash Deposit executed by Borrower and Lender, in substantially the form attached hereto as Exhibit I, and a letter executed by HSBC Bank Bermuda Limited in substantially the form of Part 2 of Schedule I thereto (the “Borrower Charge on Cash Deposit”);

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(xiii)      a Charge Over Cash Deposit executed by Allseas, Lender, and HSBC Bank Bermuda Limited in substantially the form attached hereto as Exhibit J, and a letter executed by HSBC Bank Bermuda Limited in substantially the form of Part 2 of Schedule I thereto (the “Allseas Charge on Cash Deposit”);

(xiv)        an irrevocable consent to appointment as registered agent for service of process on Borrower, Pledgor, Allseas, Phoenix, and the Guarantors, executed by Leicht & Rein (“Process Agent”), in form acceptable to Lender (“Process Agent Appointment”);

(xv)         copies of the executed Time Charter, Technical Management Agreement, and Commercial Management Agreement certified by an officer of Borrower or another individual acceptable to Lender, containing a certification that they are still in full force and effect, and have not been amended or rescinded;

(xvi)        copy, certified by Charterer or another individual acceptable to Lender, of the executed Sub-COA, containing a certification that it is still in full force and effect, and has not been amended or rescinded;

(xvii)      copy, certified by Phoenix or another individual acceptable to Lender, of the executed COA, containing a certification that it is still in full force and effect, and has not been amended or rescinded;

(xviii)     certified copies of all entries and filings in respect of each of Borrower, Holding Company, Pledgor, and Allseas on file in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda;

(xix)        copies, certified by the secretaries of the respective companies or other individuals acceptable to Lender, of the Constitutional Documents of each of Borrower, Holding Company, Pledgor, and Allseas, and of minutes of the meetings of the board of directors of each of Borrower, Holding Company, Pledgor, and Allseas containing, inter alia, the unanimous resolutions of the directors of each of such companies approving such companies’ authorization of and entry into the Loan Documents to be executed on their behalf;

(xx)         a Certificate of Compliance issued by the Registrar of Companies in respect of each of Borrower, Holding Company, Pledgor, and Allseas;

(xxi)        a certified copy of the Register of Shareholders in respect of each of Borrower, Holding Company, Pledgor, and Allseas;

(xxii)      a certified copy of the Register of Directors and Officers in respect of each of Borrower, Holding Company, Pledgor, and Allseas, certified by their respective secretaries;

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(xxiii)     certified copy of a current Foreign Exchange Letter issued by the Bermuda Monetary Authority with respect to each of Borrower, Holding Company, Pledgor, and Allseas certified by their respective secretaries;

(xxiv)      a certified copy of a current Tax Assurance issued by the Registrar of Companies for the Minister of Finance in relation to each of Borrower, Holding Company, Pledgor, and Allseas certified by their respective secretaries;

(xxv)        copies of the Constitutional Documents and public records of Charterer obtained from the Registry of Corporate Affairs and the High Court Registry of the British Virgin Islands and certified by the secretary of Charterer;

(xxvi)      copies of the memorandum and articles of association and certificate of incorporation of Charter certified by the secretary of Charterer;

(xxvii)     copy of the public records of Charterer obtained from the Registry of Corporate Affairs in the British Virgin Islands and the public information revealed from a search of each of the Civil Index Book and the Commercial Book, each from the date of the Charterer’s incorporation, maintained by the British Virgin Islands’ High Court Registry;

(xxviii)    a certificate of the secretary of the Charterer identifying, inter alia, the directors, officers, and shareholders of Charterer;

(xxix)      a copy certified by the secretary of the Charterer of the written resolutions of the directors of Charterer approving, inter alia, the Charterer’s authorization of and entry into the Loan Documents to be executed for and on behalf of Charterer;

(xxx)        a copy of the register of the members of Charterer certified by the secretary of Charterer;

(xxxi)      a copy of the register of the directors of Charterer certified by the secretary of Charterer;

(xxxii)     a Certificate of Good Standing for Phoenix issued by the Division of Corporations of the Delaware Department of State on or about the date of Closing;

(xxxiii)    a copy of the Certificate of Formation of Phoenix, as amended and restated, issued by the Division of Corporations of the Delaware Department of State on or about the date of Closing;

(xxxiv)   a certificate of a manager or officer of Phoenix that:

(A)         attaches a true and complete a copy of the Certificate of Formation of Phoenix, as amended and restated;

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(B)         attaches a true and complete copy of the limited liability company operating agreement for Phoenix, as amended and restated;

(C)         attaches a true and complete copy of resolutions of the members and manager of Phoenix that authorizes the execution and delivery of the Loan Documents which this Agreement contemplates that it will execute and deliver, and that certifies that such resolutions are in full force and effect; and

(D)         verifies the incumbency and signature of the individual who executes Loan Documents on behalf of Phoenix;

(xxxv)       certified true copies of executed powers of attorneys appointing all attorneys-in-fact who executed Loan Documents on behalf of Borrower, Holding Company, Pledgor, Allseas or Charterer;

(xxxvi)      certifications of the signatures of all individuals who execute Loan Documents on behalf of Borrower, Holding Company, Pledgor, Allseas, or Charterer;

(xxxvii)     legal opinions of counsel in Bermuda, the British Virgin Islands, and Panama that are acceptable to Lender, in form acceptable to Lender, regarding this Agreement and the transactions and matters contemplated therein; and

(xxxviii)    such other agreements, instruments, documents, and certifications as Lender may reasonably require.

(b)          Vessel Documents. Lender shall have received:

(i)          Copies of the following documents that are duly issued, valid and current with respect to the Vessel:

(A) A five (5) year validity Patente of Navigation and Radio License for the Vessel issued under the authority of the Republic of Panama;

(B)          Document of Compliance issued under the International Convention for the Safety of Life at Sea, 1974;

(C)          International Tonnage Certificate (ITC) for the Vessel;

(D)         International Safety Management Certificate;

(E)         International Ship Security Certificate; and

(F)       Confirmation of Class Certificate issued by the Vessel's classification society showing the Vessel's assigned class as +A1, BULK CARRIER, (E), +AMS.

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(c)          Bulk Cajun Mortgage Filing. The Bulk Cajun Mortgage shall have been duly preliminarily filed and recorded at the Public Registry of Titles and Encumbrances of Vessels of the Panama Maritime Authority, such that it creates a duly perfected mortgage and maritime lien under the laws of the Republic of Panama, and creates a preferred mortgage on the Vessel (as the term “preferred mortgage” is defined at 46 U.S.C. § 31301(6)(B)), subject to no Encumbrances thereon other than Permitted Encumbrances. Lender shall have received a certified copy of a certificate of ownership and encumbrance for the Vessel issued by the Panama Public Register Office that indicates that Borrower is the sole owner of record of the Vessel, that the Bulk Cajun Mortgage has been duly filed and recorded at the Panama Public Register Office, and that there are no outstanding Encumbrances of record at the Panama Public Register Office that pertain to the Vessel.

(d)          Vessel Items. Lender shall have received the results of a survey and appraisal of the Vessel, and certified copies of valid and unexpired documents that indicate that the Vessel satisfies the requirements contained in Section 4.19, in each such case that are satisfactory to Lender, in the exercise of its sole discretion. There shall have been no change in the condition of the Vessel or in the existence aboard or condition of any equipment listed in such survey since the date of the surveyor’s inspection thereof, except for ordinary wear and tear. The Vessel shall have been duly deleted from the Greek registry, free of all Encumbrances. Lender shall have received verification satisfactory to it in its sole discretion that the Vessel is acceptable to Noranda Alumina LLC under the COA.

(e)          Financing Statements. There shall have been duly filed in all jurisdictions of Lender’s choice forms of Uniform Commercial Code financing statements pertaining to Borrower, Pledgor, Allseas and Charterer as debtors, with respect to the Collateral, in forms required by Lender.

(f)          Perfection. Borrower, Pledgor, Allseas, and Charterer shall furnish to Lender all other evidence of the perfection of the security granted in the Collateral Documents in all jurisdictions of Lender’s choice, in form as it may require, and evidence satisfactory to Lender that all such mortgages, assignments, and other security interests have the priority required of them herein or in the relevant Loan Documents.

(g)          Insurance. Borrower shall have furnished to all underwriters and protection and indemnity associations Notices of Assignment as required herein, which shall have been duly endorsed on all policies and entries. Lender shall have been furnished with certified copies of all policies of insurance and protection and indemnity association certificates of entry that Borrower is required to procure and maintain pursuant to the Loan Documents, along with all required endorsements thereto, a letter of undertaking from the Vessel’s protection and indemnity association, and a letter from the Borrower’s insurance broker as required herein. Lender shall have been furnished with certified copies of all policies of insurance that Charterer obtains for which it is required to furnish documents pursuant to the Charterer’s Earnings Assignment Agreement (or of a certificate of entry in the case of a protection and indemnity association), and all such documents that Charterer is required to furnish pursuant to the Charterer’s Earnings Assignment Agreement. Charterer shall have furnished to all underwriters and protection and indemnity associations Notices of Assignment as required therein, which shall have been duly endorsed on all policies and entries. Borrower and Charterer shall have provided to Lender duplicate originals so of the Notices of Assignment the forms of which are Exhibits A to Exhibits C and D hereof.

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(h)          Borrower Bank Account. Borrower shall have opened a demand deposit account with HSBC Bermuda Bank Limited for the purpose of receiving charter hire under the Time Charter (the “Bulk Cajun Hire Account”).

(i)          Allseas Bank Account. Allseas shall have opened a demand deposit account with HSBC Bermuda Bank Limited for the purpose of receiving freights and other amounts under the Sub-COA with respect to the Vessel, and for the purpose of receiving from Mid-Ship Group LLC freights and other amounts paid by Noranda Alumina LLC, its successors and assigns under the COA (the “Bulk Cajun Freights Account”).

(j)          Bulk Discovery Cross-Collateralization.

(i)          The First Naval Mortgage granted by Bulk Discovery to Lender on the BULK DISCOVERY dated March 2, 2011 and recorded in the Public Registry under Microjacket: 35245 and Document: 1904846, on July 28, 2011 (the “Bulk Discovery Mortgage”) shall be amended such that (i) it acknowledges that an Event of Default shall be an event of default of Bulk Discovery under the Bulk Discovery Loan Agreement, (ii) it secures the Obligations in addition to the Bulk Discovery Obligations, (iii) is substantially similar in the form of the Bulk Cajun Mortgage after taking into appropriate account the identity of the grantor and the vessel, and (iv) shall otherwise be in form satisfactory to Lender in the exercise of its sole discretion. Such amendment shall be preliminarily filed and recorded at the Panamanian Public Registry such that the Bulk Discovery Mortgage, as amended, is a duly perfected mortgage and maritime lien under the laws of the Republic of Panama, and creates a preferred mortgage on the Vessel (as the term “preferred mortgage” is defined at 46 U.S.C. § 31301(6)(B)), subject to no Encumbrances thereon other than Permitted Encumbrances and the Bulk Discovery Mortgage;

(ii)         Lender shall have received a certified copy of a certificate of ownership and encumbrance for the BULK DISCOVERY issued by the Panama Public Registry that indicates that Bulk Discovery is the sole owner of record of the BULK DISCOVERY, that the Bulk Discovery Mortgage and the amendment thereto referred to in Section 3.1(j)(i) have been duly filed and recorded at the Panama Public Register Office, and that there are no other outstanding Encumbrances of record at the Panama Public Register Office that pertain to the BULK DISCOVERY; and

(iii)        Bulk Discovery shall have furnished documentary evidence satisfactory to Lender that the Lender’s interest insurance on the BULK DISCOVERY has been increased in amount to the lesser of (A) the sum of the Advance and the outstanding principal amount of the loan made to Bulk Discovery under the Bulk Discovery Loan Agreement, increased by one hundred twenty percent (120%), or (B) the amount of the hull and machinery insurance Bulk Discovery is required to maintain under the Bulk Discovery Loan Agreement.

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(k)          Fees and Expenses. Borrower shall have paid (A) a commitment fee of one percent (1%) of the Advance (the “Commitment Fee”), (B) Lender’s reasonable expenses incurred for inspecting and appraising the Vessel, (C) all filing and recording fees, and all stamp and other taxes payable with respect to the consummation of the transactions as contemplated in this Agreement, and (D) Lenders’ reasonable attorneys’ fees and other expenses incurred as of Closing in connection with the transactions contemplated in this Agreement.

3.2           Compliance with Loan Documents. Without limiting the provisions of Section 2.8, it is a condition precedent to the Advance that the representations and warranties of Borrower and Guarantors contained in the Loan Documents shall be true, and there shall be no outstanding Default or Event of Default thereunder by any of the Loan Documents, and there shall not exist any Material adverse condition with respect to a Credit Party that has not been contained in the most recent written information about them, their assets, their businesses, and their financial condition that has not heretofore been disclosed to Lender in writing.

3.3           Unfulfilled Conditions Precedent Become Ongoing Covenants. Conditions Precedent specified in this Article III that remain unfulfilled as of the disbursement of the Advance shall survive and shall be deemed ongoing covenants of Borrower, the performance of which shall be due on demand, unless they are waived by Lender in writing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Credit Parties make the following representations, warranties, and covenants in addition to those which may be contained elsewhere in the Loan Documents. All of the following and such other representations, warranties, and covenants as such parties shall make in the other Loan Documents are continuing representations and warranties and shall survive the Closing until all of the Obligations are fully performed:

4.1           Company Matters. Borrower, Pledgor, Allseas, Phoenix, and Holding Company are each an exempted company incorporated under the laws of Bermuda, and possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda. Charterer is an exempted company incorporated under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name and is in good standing under the laws of the British Virgin Islands. Each Credit Party, and each of Allseas and Phoenix possesses all requisite power and authority to enter into, execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or is to become party pursuant to this Agreement and to take all action as may be necessary to consummate the contractions contemplated thereby. The entry into, execution, delivery, and performance by each Credit Party, and each of Allseas and Phoenix, of the Loan Documents to which it is, or, pursuant to this Agreement is to be a party, and the transactions contemplated thereby, have been duly authorized by all necessary corporate action. This Agreement and the Loan Documents which this Agreement contemplates that the Credit Parties, Allseas and Phoenix will execute have been duly executed by such Persons and constitute (or shall constitute when executed and delivered) legal, valid, and binding obligations of such Persons, enforceable against them in accordance with their terms.

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4.2           Legal Matters. The execution, delivery, and performance of the Loan Documents to which the Credit Parties, Allseas, and Phoenix are or are to become party do not and will not (a) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to them, or (b) result in a breach of or constitute a default under any indenture, loan or credit agreement, or any other note, instrument, or agreement for borrowed money. None of the Credit Parties, Allseas, or Phoenix are in Material violation of or Material default under any such law, rule, order, writ, judgment, injunction, decree, determination, award, indenture, loan or credit agreement, or other note, instrument, or agreement for borrowed money. The execution, delivery, and performance of the Loan Documents to which each of the Credit Parties, Allseas, and Phoenix is or is to become a party do not and will not violate its Constitutional Documents, are within its powers, and have been duly authorized by all necessary company action.

4.3           Authorization; Validity and Enforceability. This Agreement has been duly executed on behalf of Borrower and Guarantors, and constitutes a valid obligation of each of them, and is enforceable against them in accordance with its terms. Each Loan Document, when executed and delivered by such of the Credit Parties, Allseas, or Phoenix as are stated to be parties thereto, will be a legal, valid and binding obligation of such of such Persons as are stated to be party thereto, enforceable against each such party in accordance with its terms. This Agreement is not subject to any claim, defense or right of offset or recoupment of any kind whatsoever. None of the Credit Parties, Allseas, or Phoenix has any claims, counterclaims or defenses against the Lender or any other Person that would or might affect (1) the validity, enforceability or binding nature of any provision of any Loan Document or Bulk Discovery Loan Document, or (2) the collectability of any of the Obligations or Bulk Discovery Obligations, or any of the obligations of any Guarantor, Pledgor, Allseas, or Phoenix under the Loan Documents, or of any of the parties to the Bulk Discovery Loan Documents.

4.4           Lines of Business. Borrower is engaged exclusively in the ownership and operation of the Vessel for operation in the international bulk cargo trade, including to and from ports in the United States, and activities reasonably related thereto.

4.5           Government Approvals. No Permit from, or filing or registration with any Governmental Authority is or will be necessary to the valid execution, delivery, or performance of the Loan Documents by the Credit Parties, Allseas or Phoenix.

4.6           Ownership; Subsidiaries. All Equity Interests in the Credit Parties are owned as set forth in Schedule 4.6. Borrower has no Subsidiaries other than as set forth in Schedule 4.6. Except as has been disclosed to the Lender in Schedule 4.6, there are no outstanding subscription agreements, membership interest or share purchase agreements, warrants, or options for any Equity Interests in Borrower. Allseas and Phoenix are, directly or indirectly, wholly-owned subsidiaries of Holding Company.

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4.7           Financial Condition. All financial information heretofore given to Lender by Borrower or any of its Affiliates pertaining to Borrower or any other Person reasonably and accurately reflected the facts stated therein or represented thereby as of the dates of such financial information, and was prepared in accordance with GAAP, and was otherwise prepared in a manner that is consistent with the financial information with which Lender has been provided heretofore, except as otherwise expressly noted therein. At such dates there were no omissions of material facts or materially erroneous statements therein or therefrom, as determined in accordance with GAAP.

4.8           Legal Actions. There are no actions, suits, or proceedings pending or threatened against any of the Credit Parties or any of their assets, before any court, administrative or other tribunal, arbitrator or panel of arbitrators, or Governmental Authority except as set forth in Schedule 4.8 hereto.

4.9           Title and Encumbrances. Borrower has good and merchantable title to the Vessel and to all of the other Collateral except Collateral owned by Pledgor, Charterer, or Allseas. Pledgor has good and merchantable title to all of the Equity Interest in Borrower, and all Collateral related thereto. Charterer has good and merchantable title to the Time Charter, all other Collateral described in the Charterer’s Earnings Assignment Agreement, and all Collateral related thereto. Allseas has good and merchantable title to the deposit account described in the Allseas Charge on Cash Deposit, and all Collateral related thereto. None of Borrower’s assets or any of the other Collateral are subject to any Encumbrances except (a) Encumbrances in favor of Lender, (b) Encumbrances listed in Schedule 4.9, and (c) Encumbrances expressly permitted in any Loan Documents (each, a “Permitted Encumbrance”).

4.10         Contracts. The Time Charter, Technical Management Agreement, Commercial Management Agreement, Sub-COA, and COA are in full force and effect, to the knowledge of the Credit Parties no parties thereto are in default thereunder, and no such contracts have been assigned, assumed, amended, renewed, replaced, or otherwise modified.

4.11         Place of Business. Borrower’s, Charterer’s and Allseas offices where they keep their books and records pertaining to deposit accounts and general intangibles owing or belonging to them, and all other records contemplated in Section 5.9 are located at the address of Borrower stated in Section 9.4, and their chief executive offices and places of business are located at the locations stated in Schedule 4.11.

4.12         Disclosure. All written statements, representations, and warranties made by the Credit Parties, Allseas, and Phoenix in the Loan Documents are materially true, and do not omit any material facts on the date as of which such information was stated or certified.

4.13         Laws and Regulations. The Credit Parties, Allseas, and Phoenix are in compliance with all applicable laws, except for any violation of which would not subject any Collateral to forfeiture, could not subject any directors, officers, or shareholders of any of the Credit Parties, Allseas, or Phoenix to imprisonment, and could not have a Material affect on the Credit Parties, Allseas, or Phoenix .. Borrower is not engaged and shall not engage in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock. Borrower is not subject to the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, or any other law that restricts entering into or performing any obligation of Borrower under any Loan Document.

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4.14         Tax Status. The Credit Parties and their Subsidiaries have filed all tax returns and reports required to be filed, has made provision in accordance with GAAP for the payment of all applicable and accrued or accruing foreign, U.S. federal, state and local taxes, and has paid all such taxes which are due and payable.

4.15         Fiscal Year. The Credit Parties’ and their Subsidiaries’ fiscal years for accounting and tax purposes end on December 31.

4.16         Intellectual Property. The Credit Parties own or possess the right to use, all of the trademarks, service marks, trade names, and copyrights that are reasonably necessary for the operation of their businesses, without conflict with the rights of any other Person, and none own any patents, patent rights, franchises, or licenses or registered trademarks, service marks, trade names, copyrights, or other intellectual property rights.

4.17         ERISA Compliance. No Credit Party or any ERISA Affiliate thereof has any Pension Plan or Multiemployer Plan.

4.18         Environmental Compliance.

(a)          The Credit Parties and their Subsidiaries are in compliance in all material respects with the requirements of all applicable Environmental Laws, the violation of which could have a Material adverse effect on their assets or business.

(b)          No Hazardous Materials have been generated or manufactured on, transported to or from, treated at, stored at or discharged from or on any real property or from a vessel, owned, leased or operated by any Credit Party or any of their Subsidiaries, in violation of any Environmental Laws.

(c)          None of the Credit Parties or any of their Subsidiaries have received notice or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, Encumbrance, violation, non-compliance or investigation indicating or concerning any potential or actual liability or remedial action arising in connection with any non-compliance with or violation of the requirements of any applicable Environmental Laws, or the presence of, or release or threatened release of any Hazardous Materials on or from any real property, or from a vessel, owned, leased or operated by any of the Credit Parties or any of their Subsidiaries.

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4.19         Vessel. The Vessel (a) satisfies the criteria to conduct the business as described in Section 4.4, including the carriage of cargo under the Sub-COA and COA, (b) measures 11,462 light ship tons and 66,916 deadweight tons, (c) is in class +A1, BULK CARRIER, (E), +AMS of American Bureau of Shipping, and is so certified, without any outstanding exceptions or recommendations, except for recommendations, exceptions or Statutory Deficiencies noted by American Bureau of Shipping in its report issued on May 9, 2011, and (d) has, and Borrower has possession of, all required national and international certificates of financial responsibility, and all other Permits that are required to conduct the business described in Section 4.4, including all Permits required under the laws of Panama, Jamaica, and the United States for the carriage of cargo under the Sub-COA and COA.

4.20.         Land. Charterer owns no real property in the British Virgin Islands.

ARTICLE V
COVENANTS

So long as any Obligations are outstanding or Lender has any commitment to make the Advance hereunder, Borrower and Guarantors agree to comply with the following covenants that are applicable to them unless otherwise agreed to in writing by Lender:

5.1           Title and Liens.

(a)          At Closing, Borrower shall be the sole owner of the whole of Vessel and other Collateral except Collateral owned by Pledgor, Charterer, or Allseas, and shall thereafter retain good and marketable title thereto, subject to no Encumbrances except Permitted Encumbrances; and

(b)          At Closing, Charterer shall have good and merchantable title to the Time Charter, all Collateral described in the Charterer’s Earnings Assignment Agreement, and all Collateral related thereto, and shall thereafter retain good and marketable title thereto, subject to no Encumbrances except Permitted Encumbrances.

5.2           Change in Business. Borrower shall not engage in any trade or business in which it is not currently engaged utilizing only the Vessel. Borrower shall not change the location of its chief executive office or the office where it keeps its books and records pertaining to accounts and general intangibles owing or belonging to it without giving Lender at least thirty (30) days’ advance written notice.

5.3           Financial Covenants. Borrower shall maintain a ratio of EBITDA to Fixed Charges for each fiscal year of not less than 1.2 : 1. Holding Company shall at all times have shareholders’ equity of not less than $10,000,000.00, determined in accordance with GAAP.

5.4           Company Matters.

(a)          Without the written consent of Lender previously obtained, Borrower shall not, and shall not allow any of its Subsidiaries to:

(i)          make any Investments except for Permitted Investments or Investments otherwise permitted by this Agreement;

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(ii)         incur any Indebtedness (other than borrowing funds under this Agreement), make any loans or advances, or extend credit to any Person;

(iii)        acquire any Equity Interests, create any Subsidiaries, or contribute to the equity of any Person;

(iv)         declare or pay any dividends, distribute any equity, or make any other distributions to its shareholders or members;

(v)          redeem any Equity Interests;

(vi)         change its fiscal year or make any material change in its method of accounting;

(vii)        merge, consolidate or amalgamate with or into any other Person, change the legal nature of its form of entity, or change its jurisdiction of formation;

(viii)      liquidate or dissolve;

(ix)         sell or dispose of any assets other than equipment that is obsolete, or worn out, or no longer necessary for the conduct of Borrower’s business or the operation of the Vessel, however, if such equipment that is disposed of is equipment of the Vessel, such equipment shall be concurrently replaced with equipment of equal value;

(x)          grant any Encumbrance on any of its assets except Permitted Encumbrances; or

(xi)         incur or pay any management fees or commissions to any Person other than pursuant to the current express provisions of the Technical Management Agreement and the Commercial Management Agreement.

(b)          Borrower shall pay all of its obligations as they mature, provided, it may contest obligations in good faith if appropriate reserves therefor are established and maintained consistently with GAAP, and security therefor is posted as may be required by Lender.

5.5           Financial Statements/Reporting Requirements. Each of Borrower (on a stand alone basis and on a consolidated basis as to it and its Subsidiaries, if any), Holding Company (on a consolidated basis) shall deliver to Lender, in form and detail satisfactory to Lender, the following information and documents, which shall be accurate and complete in all material respects:

(a)          As soon as available but no later than seventy-five (75) days after the end of the each of its fiscal quarters, complete copies of its financial statements, which shall include its balance sheet, income statement, a statement of changes in equity, and a statement of cash flows for the preceding fiscal quarter, prepared in a level of detail as reasonably required by Lender, certified by its chief financial officer or a representative acceptable to Lender as being complete and correct, and fairly presenting its and their respective financial conditions and the results of its and their respective operations in all material respects;

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(b)          As soon as available but no later than one hundred eighty (180) days after the end of the each of their fiscal years, complete copies of its financial statements, which shall include its balance sheet, income statement, a statement of changes in equity, and a statement of cash flows for the preceding fiscal year, prepared in a level of detail as reasonably required by Lender, certified by its chief financial officer or a representative acceptable to Lender as being complete and correct, and fairly presenting its and their respective financial conditions and the results of its and their respective operations in all material respects, and which, as to Holding Company, shall have been audited by an independent certified public accountant that has been selected with the written approval of Lender;

(c)          On each September 1 and March 1 of each year, a Certificate of Compliance executed by an officer Borrower (or its authorized representative approved by Lender) in substantially the form attached hereto as Exhibit K;

(d)          Within thirty (30) days after they are due to be filed under applicable law, as extended pursuant to any valid extensions, copies of the income tax returns for Borrower and Guarantors in each relevant jurisdiction for each of their fiscal years ending after the date of this Agreement, and, if filing extensions are requested, Borrower and Guarantors shall furnish Lender forthwith with copies of all related extension applications and approvals;

(e)          Within ten (10) days after becoming aware of any of the following, written notice to Lender of:

(i)          all Material breaches of contract to which Borrower is a party,

(ii)         any Material disputed account receivable,

(iii)        the institution of any litigation or arbitration to which Borrower is a party or which affects any of its assets (including by means of counterclaim, cross claim, impleader, or interpleader), in which the claim against the Borrower or a Guarantor is in excess of $1,000,000.00,

(iv)         the revocation, modification, rescission or failure to renew of any Permit issued to Borrower or the Vessel,

(v)          the occurrence of any Default or Event of Default, together with a detailed statement of the steps being taken by the defaulting party to deal with any such Default or Event of Default,

(vi)         any change in the jurisdiction of a Credit Party’s formation, or location of Borrower’s or Charterer’s chief executive office or the office where it keeps its books and records pertaining to accounts and general intangibles owing or belonging to it, or of the establishment of any new, or the discontinuance of any existing, place of business of Borrower or Charterer,

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(vii)        the death of Edward Coll or Claus Boggild, or the disablement of one them such that he may no longer effectively participate in the management of Holding Company,

(viii)      the occurrence of damage to the Vessel in excess of the amount of the deductible or franchise amount of the hull and machinery insurance thereon; a total loss of the Vessel occurs; or an incident of salvage or general average occurs with respect to the Vessel,

(ix)         after receiving knowledge of a Requisition of the Vessel, or knowledge that a Governmental Authority intends to effect a Requisition of the Vessel (which shall be accompanied by a copy of the relevant communications received),

(x)          after the occurrence of any discharge from the Vessel of any Hazardous Material into the environment,

(xi)         after receipt of any notice from any Governmental Authority of any illegal act, omission, or condition by or concerning the Vessel or its officers, crew, or cargoes,

(xii)        if any material requirement of any Governmental Authority or classification society with respect to the Vessel is made that is not complied with, or any Governmental Authority or classification society issues a recommendation or exception with respect to a certification or Permit pertaining to the Vessel that is not complied with or rectified (which shall be accompanied by a copy of the relevant communications received), or if any classification certificate for the Vessel is terminated,

(xiii)      if the Vessel is Seized,

(xiv)        the occurrence of an Event of Default or any event or condition which, with the passage of time, the giving of notice, or both, would become an Event of Default, and

(xv) any other matter which has resulted or might result in a Material adverse change in the financial condition or business of Borrower.

(f)          Such other statements, lists or property and accounts, budgets, forecasts, reports or other financial information as are regularly made or maintained by Borrower as Lender may from time to time request.

Borrower shall provide to Lender copies of all Form CG-2692 accident reports (and all similar reports filed outside the United States) within five (5) days after submitting them to the United States Coast Guard, and copies of all periodic classification society, damage, and insurance surveys that are prepared for the Vessel.

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5.6           Fiscal Year. No Credit Party shall change its fiscal year, nor shall it permit any Subsidiary thereof to do so, without the advance written consent of Lender.

5.7           Accuracy of Financial Information. All financial information hereafter given to Lender by Borrower, any Guarantor, or any accountant, or other professional therefor pertaining to Borrower, any Guarantor, or any Subsidiary thereof shall reasonably and accurately reflect the facts stated therein or represented thereby as of the dates of such financial information subject to, in the case of non-fiscal year-end information, normal year-end adjustments, and shall be prepared in accordance with GAAP and otherwise in a manner that is consistent with the financial information with which Lender has been provided heretofore. There shall be no omissions of material facts therefrom, determined in accordance with GAAP, and there shall be no material and erroneous statements therein, determined in accordance with GAAP.

5.8           Access. The Borrower and Guarantors, shall cause their presidents, chief executive officers, chief financial officers, and authorized representatives (and Holding Company shall cause the presidents, chief executive officers, chief financial officers, and authorized representatives of Allseas and Phoenix, and the Persons with custody of or control over the books and records referred to in Section 5.9 pertaining to Allseas and Phoenix), to be available during customary office hours at least once each fiscal quarter for a conference with a representative of Lender for the purpose of discussing the financial affairs of Borrower (and any Subsidiaries of Borrower that may exist from time to time), Guarantors, Allseas, Phoenix.

5.9           Accounting Records. Borrower and Guarantors shall maintain, and shall cause their Subsidiaries to maintain, adequate books, accounts and records of all of their financial transactions and their assets and businesses, and prepare all financial statements, all in accordance with GAAP and in compliance with the regulations of every Governmental Authority or other regulatory body having jurisdiction over it or them or its or their businesses. Borrower and Guarantors shall permit, and cause their Subsidiaries to permit, employees or agents of Lender at such reasonable times as Lender may request to inspect their assets, including without limitation regular collateral audits, and to examine, audit, and make copies and memoranda of its and their documents, books, accounts and records, including those kept in electronic form. None of Borrowers or Guarantors shall make or permit any material change in their accounting policies or reporting practices, and shall ensure that none of their Subsidiaries do so, except (i) as required by generally accepted accounting principles, or (ii) with the prior written consent of the Lender, which consent shall not unreasonably be withheld.

5.10         Status. Borrower and Guarantors shall maintain, and shall cause their Subsidiaries to maintain, in full force and effect their corporate existences, and shall maintain their qualifications to do business as foreign corporations in each jurisdiction in which the character of the assets owned by them or the nature of their activities make such qualification necessary to avoid a material adverse effect on them.

5.11         Condition of Assets. Borrower and Guarantors shall maintain all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, normal wear and tear and excepted.

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5.12         Legal Compliance. Borrower and Guarantors shall, and shall cause each of their Subsidiaries to, comply with the requirements of all applicable law, and judicial, arbitral, and governmental rules, orders, writs, judgments, injunctions, decrees, determinations and awards. Borrower and Charterer bear sole responsibility for compliance with or obtaining all Permits as may be necessary under applicable contracts and law with respect to the security granted by them to Lender in the Collateral.

5.13         ERISA Plans. No Credit Party shall have, or permit any Subsidiary thereof to have any Pension Plan or Multiemployer Plan.

5.14         Taxes. Prior to the date on which they became delinquent, Borrower and Guarantors shall duly pay, and discharge, and shall cause each of their Subsidiaries to pay and discharge, all taxes, duties, levies, imposts, deductions, assessments, fees, withholdings, user fees, and other governmental charges imposed upon them or upon their income or profits, upon its or their activities, or upon any assets belonging to it or them, provided, such Persons may contest in good faith any such claims and taxes, duties, levies, imposts, deductions, assessments, fees, withholdings, user fees, and other governmental charges if appropriate reserves therefor are established and maintained consistently with GAAP, and provided, further, if an Encumbrance on Collateral arises in respect thereto, Borrower or Guarantors shall post, or shall cause their relevant Subsidiaries to post, security sufficient to ensure that the Governmental Authority asserting the claim, or any successor or assign thereof, will not enforce an Encumbrance against the Collateral.

5.15         Permits. Borrower and Charterer shall obtain and maintain in full force and effect all of its Permits in effect on the date hereof or at Closing, and such others as are necessary to allow it to conduct the business contemplated in Section 4.4. Borrower and Charterer shall not operate, and shall not allow the Vessel to be operated, without a Permit in violation of applicable law. None of Borrower or Charterer shall sell, subject to any Encumbrance, or otherwise transfer any such Permit or any right, title, or interest therein, thereto, or thereunder.

5.16         Intellectual Property. Borrower and Guarantors shall not, sell, transfer, encumber, or otherwise dispose of any of its or their rights, title, or interest in any trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights and assets that are reasonably necessary for the operation of its or their businesses, except transfers of such property to Borrower.

5.17         Arranger Fee. Borrower shall fully and timely pay all arranger and broker fees, commissions, and expenses incurred in connection with this loan transaction, including those of Perigee Finance Group LLC.

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ARTICLE VI

VESSEL PROVISIONS

On, and from and after Closing, Borrower represents, warrants, and agrees as follows (and shall cause all managers and operators of the Vessel to ensure compliance with the following provisions on behalf of Borrower):

6.1           Vessel Registry. Borrower shall keep the Vessel fully documented under the Panamanian registry, including all additional certifications required for vessels of its type, tonnage and area of operation, under the laws of and international conventions approved by the Republic of Panama.

6.2.          Ownership and Encumbrances. Borrower is the sole owner of the whole of the Vessel free and clear of all Encumbrances except Permitted Encumbrances, and is lawfully possessed of the Vessel and warrants and shall defend its title to and possession thereof and every part thereof for the benefit of Lender against the claims and demands of all persons whomsoever. No Encumbrances shall exist hereafter against the Vessel except for Permitted Encumbrances, and none of Borrower or the master of the Vessel nor any other Persons have or shall have any right or authority to create, incur or permit to be placed or imposed upon the Vessel, or any part of any of the Vessel, any Encumbrance whatsoever other than Permitted Encumbrances. Borrower shall pay and discharge, or cause to be paid and discharged, when due and payable, from time to time, all Encumbrances on the Vessel except when the continuation of such an Encumbrance is otherwise permitted in this Agreement.

6.3.          Transfers. There are no outstanding charters, contracts of affreightment, or other rights to possession of or services of the Vessel other than as listed in Schedule 4.9. Neither Borrower nor Charterer shall sell, convey, mortgage, or charter the Vessel or any portion thereof, or transfer any interest therein in any manner (including by grant of an option, right of first refusal, or restriction on transferability), without the written consent of Lender being first obtained (except that Permitted Encumbrances are permitted), provided, (a) Charterer may enter into sub-time charters, voyage charters, or contracts of affreightment that expire not later than March 30, 2012, for employment of the Vessel in the international bulk cargo trade, and (b) sub-time charters, voyage charters, and contracts of affreightment may be entered into by Charterer with the prior written consent of Lender granted or withheld in the exercise of its sole discretion. No such written consent to any such sale, conveyance, mortgage, charter, or transfer shall be construed to be a waiver of this provision in respect to any subsequent proposed sale, conveyance, mortgage, charter, or transfer. Borrower shall repay all of the Obligations concurrently with a sale or other transfer of title to the Vessel, and shall simultaneously apply all other proceeds thereof toward the Bulk Discovery Obligations. Each other mortgage, charter, or transfer shall be subject to the provisions of the Bulk Cajun Mortgage and the lien it creates.

6.4           Lawful Operation. The Vessel and its operations shall at all times comply with (a) all laws of the Republic of Panama, all applicable treaties and conventions, and all applicable rules and regulations thereunder, as in effect from time to time, and (b) all laws and regulations applicable to the Vessel and its operation in all trades and locations in which it operates or is located from time to time; and the Vessel shall have on board as and when required thereby valid certificates of inspection and all other certificates evidencing compliance therewith. Borrower shall obtain and file all certificates of financial responsibility as legally required in all jurisdictions in which the Vessel is located from time to time. Borrower shall prepare and file all pollution prevention and contingency plans and take all other steps required under all applicable laws concerning the prevention and cleanup of environmental pollution, and the regulation of shipowners and vessels with respect to environmental matters. The Vessel shall not be abandoned, and shall not carry any passenger, cargo, or other matter that will expose it to penalty, forfeiture or capture. Borrower shall ensure that all reasonable precautions are taken to ensure that no illegal drugs or drug paraphernalia are used or kept on board the Vessel, and shall otherwise comply with the anti-drug policies of the United States Government.

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6.5           Operation. Unless otherwise agreed to in writing by Lender, granted or withheld in the exercise of its sole discretion, Borrower and Charterer shall ensure that the Vessel shall on or before March 30, 2012, and at all times thereafter, be dedicated to the performance of the Sub-COA and the COA, shall not be taken to a zone that is a declared war zone by any government or by any of the Vessel’s war risk underwriters, and shall not be abandoned in a port or place outside the United States. The Vessel satisfies, and shall continue to satisfy, the objective requirements for it to be utilized under the Time Charter, Sub-COA and COA, all of which are in full force and effect.

6.6           Maintenance. The vessel has a valid classification certificate issued by the American Bureau of Shipping, in classification +A1, BULK CARRIER, (E), +AMS without outstanding exceptions or recommendations, except for recommendations, exceptions or Statutory Deficiencies noted by American Bureau of Shipping in its report issued on May 9, 2011, or any subsequent recommendations, exceptions or Statutory Deficiencies, which are removed  by American Bureau of Shipping not later than the end of the dry docking of the Vessel that is currently scheduled, provided, the dry docking is completed and American Bureau of Shipping so confirms in writing the removal of all recommendations, exceptions or Statutory Deficiencies before the earlier of the date the Vessel goes into service under the COA or March 30, 2012, or such later date as Lender agrees to in writing. Borrower shall, at all times, and without cost or expense to Lender, maintain such classification status, and maintain and preserve the Vessel as required in all applicable manufacturer’s manuals, and in a safe and seaworthy condition, and in such running order and repair as would be expected of a prudent, first-class shipowner, and in a condition, working order and repair at least as good as such Vessel is in on the date of this Agreement, ordinary wear and tear excepted. Borrower shall not make or permit to be made any material changes to the structure, type or speed of the Vessel, or to its propulsion system, or make any alterations to the Vessel that would change its registered length, breadth, or depth, or its gross, net, deadweight, or lightship tonnages, without first receiving written approval from Lender. Borrower may remove equipment from the Vessel free and clear of the liens of the Bulk Cajun Mortgage if (i) it simultaneously replaces such equipment with equipment of the same or greater value, (ii) it causes all damage to the Vessel caused by such removal and replacement to be promptly repaired, and (iii) such removal and replacement will not adversely affect the fair market value of the Vessel. Borrower shall cause the Vessel to be surveyed and placed in dry dock when and as is required in order for it to maintain its classification status, and to maintain all certificates of inspection and other certifications that is now has or is required to have in order to pursue its intended trades.

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6.7           Access and Surveys. At all times Borrower shall afford Lender or its authorized representatives and surveyors full and complete access to the Vessel for the purpose of inspecting it and its cargoes, and papers, and making copies of such papers, and shall provide to Lender, within seven (7) days after being so requested, copies of all contracts, charterparties, policies of insurance, evidence of club entries, and all other documents (including records that are in electronic form) pertaining to the Vessel or its operations. Borrower shall provide to Lender prompt advance notice of all emergency dry-dockings of the Vessel, and fourteen (14) days advance written notice of all non-emergency dry-dockings of the Vessel. If requested by Lender Borrower shall instruct the Vessel’s classification society to make available to Lender all of its records pertaining to the Vessel (including records that are in electronic form), and to provide Lender with copies of all of the classification society’s communications with Borrower, its managers or agents with respect to the Vessel.

6.8           Seizure; Requisition. If the Vessel shall be Seized, Borrower, within thirty (30) days thereafter, shall cause the Vessel to be irrevocably released and all Encumbrances thereon, other than the lien of the Mortgage, to be discharged by payment, performance, or the posting of security therefor. In the event any of the foregoing occurs, Borrower agrees forthwith to notify Lender by facsimile or telegram, confirmed by letter, at its address set forth in Section 9.4. In the event the Vessel shall be Seized and shall not be released therefrom within thirty (30) days thereafter, Borrower hereby irrevocably authorizes and empowers each officer of Lender in the name of Borrower (as attorney-in-fact, coupled with an interest) to apply for and receive possession of the Vessel, with all rights and authority that Borrower might have, possess and exercise in any such event, but such officers shall not be under any obligation to act in connection with the rights given in this Section. Borrower also authorizes and empowers Lender and the officials above specified or their appointees, or any of them, to appear in the name of Borrower in any court of any country or nation of the world where a complaint in rem or libel is pending against the Vessel, or where the Vessel is Seized or is subject to Seizure and to take such actions as may seem proper toward the defense of such suit and the discharge of any or all Encumbrances thereon or other relevant judgment or claim, and all expenditures made or so incurred shall be obligations due from Borrower to Lender, shall be secured by the liens of the Bulk Cajun Mortgage and Bulk Discovery Mortgage, and shall accrue interest at the Interest Rate or Default Rate, as in effect from time to time.

6.9           Insurance. Borrower shall obtain insurance for its assets and liabilities as would be customary for a business of its type. Without limiting the foregoing:

(a)          Borrower shall, while any of the Obligations or Bulk Discovery Obligations are outstanding, or Lender has any commitment to advance funds under this Agreement (whether or not there is a request for an advance outstanding), obtain and maintain the following insurances with respect to the Vessel:

(i)          Marine hull and machinery insurance, and war risk hull and machinery insurance, in an amount not less than the full commercial value of the Vessel, on a charter-free and lien-free basis, determined in a manner approved by Lender (which value shall not at any time be an amount less than one hundred twenty percent (120%) of the principal amount of the Obligations outstanding from time to time);

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(ii)         Protection and Indemnity insurance purchased through a protection and indemnity association that is a member of the International Group of P & I Clubs, including, but not limited to, coverage for crew injuries, pollution liability including clean-up costs, wreck removal, 4/4ths collision liability, third party bodily injury and property damage insurance and war risk protection and indemnity insurance, in such amounts per occurrence as is currently available from the protection and indemnity associations that are members of the International Group of P & I Clubs;

(iii)        Workers Compensation and Employers Liability insurance for each state in or from which the Vessel shall operate, if and as required by law, and United States Longshore and Harbor Workers’ Compensation Act insurance for statutory amounts;

(iv)         A separate policy of Lender’s Interest Insurance with Lender as the Named Insured with respect to loss of or damage to the Vessel in an amount at least equal to the lesser of (A) one hundred twenty percent (120%) of the principal amount of the Obligations and Bulk Discovery Obligations that are outstanding from time to time, and (B) in the amount required in Section 6.9(a)(i); and

(v)          Insurance as required by law, and insurance against any other risks to the Vessel or liabilities that could give rise to liens thereon as from time to time required by Lender.

Borrower shall obtain and maintain all such insurances at its own expense, and shall timely pay all premiums, dues, calls, assessments and other amounts and expenses thereunder, and issue or procure all guaranties required by protection and indemnity associations with respect thereto. In the event Borrower fails to pay such amounts, Lender shall have no responsibility to make any such payments, and no payment or undertaking to pay any such amounts by Lender shall relieve the Borrower of its responsibility to make such payments or its responsibility under Section 7.2(c) to reimburse Lender for all such amounts that Lender pays.

(b)          All policies of insurance shall be maintained in forms approved by Lender, effected by an insurance broker approved by Lender, and contain insuring covenants, deductible or franchise clauses, Lender clauses, and other terms and conditions satisfactory to Lender. No policy shall be materially amended or terminated without obtaining the prior written consent of Lender. All policies, binders and interim contracts of insurance shall provide for fourteen (14) days’ prior written notice to be given to Lender by the underwriters in the event of amendment or cancellation, except in the event of cancellation for nonpayment of premiums, in which event Lender shall be furnished with not less than ten (10) days’ notice of cancellation, and in the event of cancellation of war risk insurance, in which event Lender shall be furnished with the same advance written notice of cancellation as the relevant policies shall provide for notices to Borrower. Certifications of all insurances required hereunder, including certified copies of protection and indemnity association certificates of entry shall be provided to Lender forthwith upon placement of all such insurances. Certified copies of the originals of all policies, amendments, endorsements, letters of undertaking, binders and other interim insurance contracts shall be deposited with Lender promptly upon placement thereof, and the originals thereof shall be furnished to Lender promptly on request. Evidence of renewal of all insurances shall be furnished to Lender not less than fourteen (14) days prior to the expiration of all of such insurances. Borrower shall furnish evidence satisfactory to Lender whenever it may require that all premiums, dues, assessments and other charges with respect to the insurance required herein have been fully paid. At the option of Lender, and without waiver of any default with respect thereto, any policies of insurance required herein and not timely obtained and properly maintained by Borrower may be obtained and maintained by Lender at Borrower’s expense.

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(c)          Borrower shall provide to all underwriters of the insurances a Notice of Assignment in substantially the form attached hereto as Exhibit L, which shall be endorsed on all relevant polices and protection and indemnity association entries. All insurances shall name Lender as an additional insured in addition to Borrower and as sole loss payee, pursuant to endorsements in substantially the form attached hereto as Exhibit M (including a customary protection and indemnity association letter of undertaking the customary form issued by members of the International Group of P & I Clubs, except as to: (i) Lender’s interest insurance, as to which Lender shall be the sole insured and sole loss payee, and (ii) the insurance required in Section 6.9(a)(iii) and 6.9(a) (v). No assured or loss payees shall be added to any policy without obtaining the advance written consent of Lender. All insurance required in Section 6.9 shall be endorsed to (i) waive the underwriters’ rights of subrogation against Lender, (ii) to provide that all such insurance is primary and non-contributory with respect to insurances placed by Lender, and (iii) provide that Lender will not be responsible for premiums, calls, supplementary calls or similar payments. Concurrently with each placement and, not more than fourteen (14) days before expiration of an insurance coverage that is required herein, renewal or replacement of that insurance, Borrower shall provide to Lender a Brokers Opinion Letter in substantially the form attached hereto as Exhibit N confirming that the insurance placed by such broker conforms to the insurance requirements herein. in a customary form reasonably acceptable to Lender.

(d)          In the event of an actual total loss, a constructive total loss, or a compromised, agreed, or arranged total loss of the Vessel, Lender shall apply insurance payments received on account of such loss as provided in Section 17 of the Bulk Cajun Mortgage. Lender shall have the sole right to tender abandonment of the Vessel to its underwriters on behalf of itself and Borrower. If there has not occurred and there is not continuing an Event of Default at the time of tender of payment by the underwriters, in the event of any other loss payable in an amount less than $500,000.00 under any hull and machinery insurance, war risk hull and machinery insurance, or other insurance in respect of loss of or damage to the Vessel or any of its appurtenances, or sue and labor expenses or defense costs insured thereunder, Lender shall instruct the underwriters to pay directly for the covered repairs, replacements, expenses, or costs, or to reimburse Borrower or Lender therefor. If there has not occurred and there is not continuing an Event of Default, and the Vessel is not an actual total loss, a constructive total loss, or a compromised, agreed, or arranged total loss, in the event of any other loss payable in an amount equal to or greater than $500,000.00 under any hull and machinery insurance, or war risk hull and machinery insurance, or increased value insurance in respect of loss of or damage to the Vessel or any of its appurtenances, or sue and labor expenses or defense costs insured thereunder, in the exercise of its sole discretion, Lender shall either instruct the underwriters to pay directly for the covered repairs, replacements, or sue and labor expenses or defense costs insured thereunder or to reimburse Borrower or Lender therefor, or Lender may receive all such insurance proceeds and use them to pay directly for the repairs, replacements, or sue and labor expenses or defense costs insured thereunder, or to reimburse Borrower or Lender therefor. All claims for unrepaired damage shall be paid to Lender, which shall apply them as provided in Section 17 of the Bulk Cajun Mortgage. In the event of any loss payable under any hull and machinery insurance, war risk hull and machinery insurance, or increased value insurance not provided for above in this Section 11(b), in the exercise of it is sole discretion, Lender may instruct the underwriters to pay directly for the covered repairs, replacements, expenses, or costs, or to reimburse Borrower therefor, or Lender may, in the exercise of its sole discretion, receive all such insurance proceeds defray its own covered expenses and apply the balance as provided in Section 17 of the Bulk Cajun Mortgage. For the purpose of this clause, all hull and machinery, war risk hull and machinery, and increased value insurance proceeds payable with respect to an occurrence and its consequences shall be deemed to be proceeds of a single loss event.

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(e)          In the event that insurance moneys become due under any protection and indemnity insurance or other liability insurance coverage, including coverage for salvage, general average, or other liabilities covered by the relevant hull insurance policy, if there has not occurred and there is not continuing an Event of Default at the time of tender of payment by the underwriters or protection and indemnity association, Lender shall instruct the underwriters to pay Borrower such insurance proceeds as may be due to Borrower on account of any liability covered by such insurance if Borrower has already paid the liability, or to pay the party in respect of whom the liability was incurred, in exchange for an appropriate release of liability with respect thereto. At such time of tender of payment, if an Event of Default has occurred and is continuing in the exercise of Lender’s sole discretion and in lieu of the foregoing, Lender shall be entitled to receive such insurance proceeds and may apply the proceeds thereof toward the discharge or indemnification or reimbursement for the payment of the relevant liability, and the balance of the proceeds shall be applied as provided in Section 17 of the Bulk Cajun Mortgage.

(f)          Borrower shall promptly file all required and customary proofs of loss and claims under all insurances, and on any failure by Borrower to do so, Lender may do so on its and Borrower’s behalf, and is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, to do so.

(g)          In the event the Vessel is Seized, Lender may, in lieu of the foregoing Sections 6.9(d) and (e), in the exercise of its sole discretion, agree with any surety executing a surety bond releasing the Vessel from such attachment or arrest to hold for the benefit of such surety any or all insurance proceeds under the policies of insurance on the Vessel as collateral security to indemnify such surety against liability under such bond.

(h)          Borrower shall not do any act or voluntarily suffer or permit any act to be done whereby any insurance shall or may be impaired, suspended, or canceled, and shall not suffer or permit the Vessel to engage in any voyage or to engage in any trade or activity not permitted under the policies of insurance at the time in effect without first covering the Vessel for such voyage, trade or activity with insurances of the types, obtained from underwriters, and in the forms and amounts herein required.

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(i)          The acquiescence by Lender in any noncompliance in the placement of insurance in one or more instances shall not establish a consent or course of dealing with respect to such noncompliance in any other instances.

6.10         Cargo. There is no cargo aboard the Vessel as of the date hereof, and none will be loaded aboard the Vessel until after Closing.

ARTICLE VII
DEFAULT AND REMEDIES

7.1           Default. The occurrence of each of the following shall constitute an “Event of Default” as such term is used in this Agreement:

(a)          Borrower fails to make any payment of principal, interest or any other amount, as and when it becomes due to Lender under the Loan Documents, including the Commitment Fee;

(b)          any representation or warranty made or to be made by Borrower or any other Person (other than Lender) in any Loan Document was false or incorrect in any material respect when made or deemed made under the provisions of any Loan Document;

(c)          any of the Loan Documents, for any reason, cease to be in full force and effect or are declared to be null and void; or any Person other than Lender that has executed a Loan Document denies that it has any or further liability or obligation under any Loan Document which it has executed (or any provisions thereof) before full performance of all obligations thereunder;

(d)          a Credit Party, Phoenix, or Allseas: (i) applies for or consents to or becomes subject to the appointment of a receiver, trustee or liquidator of itself, or of all or any part of its assets, or any Collateral, or becomes subject to an administration order, (ii) makes a general assignment for the benefit of creditors, (iii) becomes or is adjudicated insolvent, (iv) commences any Debtor Relief Proceeding in any jurisdiction, (v) becomes subject to any involuntary Debtor Relief Proceeding in any jurisdiction and such proceeding is not dismissed within sixty (60) days after it is commenced, (vi) enters into an arrangement with a group of creditors for the restructuring of its obligations, (vii) shall fail to pay its debts generally as they become due, (viii) if a corporation, limited liability company, or partnership, merges or consolidates with any Person, (ix) commences a dissolution or liquidation proceeding or is dissolved or liquidates, (x) becomes the subject of any involuntary dissolution or liquidation proceeding and any such proceeding is not dismissed within sixty (60) days after it is commenced, (xi) commences, agrees to or is or becomes subject to any action taken for the purpose of effectuating any of the foregoing, (xii) changes its name, and (xiii) if a corporation, limited liability company, or partnership, reorganizes, reclassifies or recapitalizes its capital stock or any membership or partnership interests in it;

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(e)          the shareholders, directors, or members of any Credit Party, Phoenix or Allseas adopts a resolution authorizing or approving of any of the actions described in Section 7.1(d) with respect to a Credit Party;

(f)           Borrower issues, redeems, purchases, retires or otherwise acquires any shares of any class of any Equity Interest in itself, enters into any subscription agreement or other agreement for the issuance of any shares in itself, or grants or issues any warrant, right or option pertaining thereto, or incurs any debt or obligations or issues any security that is convertible into any of the foregoing;

(g)          any judgment shall be entered against a Credit Party, Phoenix, or Allseas in a Material amount that is not covered by liability insurance with a deductible clause that has been approved by Lender in writing, and such judgment is not effectively stayed and remains undischarged and unbonded for thirty (30) days;

(h)          without Lender’s prior written consent any change shall occur in the legal structure of a Credit Party, Phoenix, or Allseas;

(i)          A Credit Party, Phoenix or Allseas is or becomes in default under any loan agreement, promissory note, guaranty or other instrument or agreement with or in favor of Lender or any Affiliate of Lender, or any Indebtedness of any third party to Lender or any Affiliate of Lender that is guaranteed by Borrower or a Guarantor is not paid in full when due, whether on maturity, upon acceleration, or otherwise; or Borrower or a Guarantor is or becomes in default under any preferred or other mortgage, deed of trust, assignment, or other security agreement that secures any of its obligations with respect to any of the foregoing;

(j)          any other Indebtedness of Credit Party, Phoenix or Allseas that is not subject to Section 7.1(i) in any Material amount is or becomes due prematurely by reason of default; Borrower fails to make any Material payment thereunder on or before the due date for such payment; or the security for any obligation of Borrower or a Guarantor, or any security therefor, becomes enforceable against any Collateral or against a Material amount of any of its assets;

(k)          without the written consent of the Lender (i) Claus Boggild does not own at least sixty-seven percent (67%) of the Equity Interest in, and hold at least sixty-seven percent (67%) of the voting power in Lagoa Investments Ltd., and Edward Coll, Anthony Laura, and Lagoa Investments Ltd. do not collectively own at least fifty-one percent (51%) of the Equity Interest in, and hold at least fifty-one percent (51%) of the voting power in Holding Company; (ii) Holding Company does not own all of the Equity Interest in and hold all of the voting power in Bulk Partners Holding Company Bermuda Ltd, a Bermuda company; (iii) Bulk Partners Holding Company Bermuda Ltd, a Bermuda company does not own all of the Equity Interest in and hold all of the voting power in Pledgor; (iv) Pledgor does not own all of the Equity Interest in and hold all of the voting power in Borrower; and (v) Holding Company does not, directly or indirectly, own all of the Equity Interest in and hold all of the voting power in Charterer and Allseas; provided, the death of any of Claus Boggild, Anthony Laura or Edward Coll shall not cause an Event of Default under this Section 7.1(k) if there is not an Event of Default outstanding or that results therefrom under Section 7.1(l);

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(l)          any of Claus Boggild, Anthony Laura, or Edward Coll becomes sufficiently disabled that he or they cannot effectively participate in the management of Holding Company, or dies, and at least one of them, or two of them collectively, who are alive and not so disabled, does not hold voting control over fifty-one percent (51%) of the shares of Holding Company;

(m)          any judicial or nonjudicial foreclosure of or other realization upon any pledge or assignment of, or other security interest in, or other encumbrance of any shares of the capital stock of Borrower shall be commenced or occur;

(n)          any of the Time Charter, Technical Management Agreement, Commercial Management Agreement, Sub-COA (in respect of the Vessel), and COA (in respect of the Vessel) have been or are assigned, assumed, amended, renewed, replaced, or otherwise modified, or terminated without the prior written consent of Lender;

(o)          a material default by Borrower occurs under any of the Time Charter, Technical Management Agreement, Commercial Management Agreement, or by Charterer or Phoenix under the Sub-COA (in respect of the Vessel), or by Phoenix under the COA (in respect of the Vessel) or any such contract is terminated prematurely;

(p)          Any party defaults under the Funds Deposit Agreement or any Manager’s Undertaking;

(q)          any of Credit Parties or their Subsidiaries has a fiscal year-end that does not end on December 31;

(r)          the Vessel or the BULK DISCOVERY becomes subject to a Seizure and is not released therefrom within thirty (30) days thereafter in the manner required in the applicable mortgage or mortgages granted by Borrower or Bulk Discovery;

(s)          the Vessel or the BULK DISCOVERY becomes an actual total loss, or a constructive, compromised, arranged, or agreed total loss, or there is a Requisition of the Vessel, and the Obligations are not paid in full and the balance of the proceeds, if any, is not applied to the Bulk Discovery Obligations, within one hundred twenty (120) days thereafter;

(t)          any Permit required in Section 4.19 or 5.15 is materially modified, becomes invalid, or is terminated;

(u)          the occurrence of illegal activity which in the opinion of the Lender caused the forfeiture of or which subjects to forfeiture the Vessel or any other Collateral;

(v)          the Vessel or other Collateral is placed in danger of being seriously damaged or becoming a total loss and is not removed from such danger by Borrower forthwith;

(w)          Pledgor does not or shall not have good and merchantable title to all of the shares of the Equity Interest in Borrower, and all Collateral related thereto, and does not have or shall not hereafter retain good and marketable title thereto, subject to no Encumbrances except Permitted Encumbrances;

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(x)          Allseas does not or shall not have good and merchantable title to the deposit account described in the Allseas Charge on Cash Deposit, and all Collateral related thereto, and does not have or shall not hereafter retain good and marketable title thereto, subject to no Encumbrances except Permitted Encumbrances;

(y)          Borrower does not or shall not have good and merchantable title to the deposit account described in the Borrower Charge on Cash Deposit, and all Collateral related thereto, and does not have or shall not hereafter retain good and marketable title thereto, subject to no Encumbrances except Permitted Encumbrances;

(z)          without Lender’s prior written consent, any amounts owed to Phoenix under the COA with respect to the Vessel, or to Charterer under the Sub-COA with respect to the Vessel, are not promptly paid into the Bulk Cajun Freights Account after Noranda Alumina LLC, its successor or assigns, makes payments under the COA, except for commissions payable to Mid-Ship Group LLC under Section 54 of the COA and Sub-COA, and all hire owed by Charterer to Borrower is not fully and timely paid into the Bulk Cajun Hire Account;

(aa)         the Bulk Cajun Mortgage is not provisionally registered or within 120 days after the date hereof permanently registered, or the Bulk Discovery Mortgage is not permanently registered, at the Panamanian Public Registry, such that they are and continue to be duly perfected mortgages and maritime liens under the laws of the Republic of Panama, and create preferred mortgages on the Vessel or the BULK DISCOVERY (as the term “preferred mortgage” is defined at 46 U.S.C. § 31301(6)(B));

(bb)          in a manner which is not otherwise specifically referenced in this Section 7.1, Borrower from time to time breaches or fails to perform or observe any term, covenant or agreement contained in the Loan Documents, is or becomes in default thereunder, or any further event of default occurs under any of the Loan Documents.

7.2           Remedies.

(a)          Upon the occurrence of:

(i)          an Event of Default constituting a default with respect to a payment of principal, interest, fees, expenses, or any other sum which is payable to Lender which continues for longer than three (3) days after payment is due;

(ii)         an Event of Default consisting of: (A) a breach of an obligation with respect to obtaining or maintaining required insurance or providing reasonable and prompt verification thereof, (B) and Event of Default with respect to Sections 5.4(vii), (viii), (ix), 5.10, 6.3, 6.8, or 7.4, (C) an Event of Default described in Sections 7.1(d), (g), (h), (l), (m), (n), (q), (r), (t), (u), (y), or (z), (D) an Event of Default which, by its nature, is not capable of being fully remedied so as to provide to Lender the practical benefits to which it or they are entitled under any of the Loan Documents with respect to such Event of Default; or (E) an Event of Default which occurs with the knowledge of a Borrower as to which a notice required to be given to Lender is not timely given; or

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(iii)        any other Event of Default not specified in subsections (i) or (ii) above which is not fully remedied to the satisfaction of the Lender within ten (10) days after it occurs,

Lender shall enjoy all rights, powers, and remedies which may arise under the Loan Documents, or otherwise existing or arising by agreement, at law, in equity or in admiralty, including the following: Lender may deem the principal of the Advance, interest thereon, and all other amounts then owing, accrued or accruing with respect to the Advance immediately due and payable, and Lender may exercise all such rights, powers and remedies, without presentments, demands, protests, or notices of any kind, all of which are hereby expressly waived by Borrower, provided, that in the event of an actual or deemed entry of an order for relief with respect to Borrower under the United States Bankruptcy Code, as amended, the Obligations automatically shall become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

(b)          All rights, powers and authority granted to the Lender in any Loan Document may be exercised on its behalf by any agents or representatives it appoints from time to time.

(c)          On the occurrence of an Event of Default Lender may, in its discretion, do any act or make any expenditures necessary to remedy such default or preserve the value of or protect the Collateral, including entering the Vessel to make repairs, purchasing insurance, discharging Encumbrances, or defending any lawsuit against the Vessel, and Borrower shall promptly reimburse Lender for all such expenses, with interest at the Interest Rate or Default Rate, as in effect from time to time, for any and all expenditures so made or incurred, and until Borrower has so reimbursed Lender for such expenditures; but Lender, though privileged so to do, shall be under no obligation to Borrower to make any such expenditures nor shall the making thereof relieve Borrower of any default in that respect.

(d)          The rights, powers, and remedies provided in the Loan Documents or otherwise existing or arising by agreement, at law, in equity or in admiralty, or otherwise, are cumulative. All rights, powers, and remedies may be exercised, in whole or in part, from time to time, as often, and in any order as Lender chooses, and the exercise or the beginning of the exercise of any right, power, or remedy shall not be construed to be an election of rights, powers, or remedies, or a waiver of the right to exercise at the same time or thereafter any other right, power, or remedy. No delay or omission by Lender in the exercise of any right, power, or remedy accruing upon any Event of Default shall impair any such right, power, or remedy or be construed to be a waiver of any right to take advantage of any such future event or of any such past Default or Event of Default. In case Lender proceeds to enforce any right, power, or remedy, and such enforcement is discontinued or abandoned for any reason or is determined adversely to Lender, in whole or in part, then, and in any such case, at the option of Lender, in the exercise of its sole discretion, the relevant parties shall be restored to their former positions and rights, all rights, powers, and remedies of Lender shall continue as if no such proceedings had been taken and nothing shall be construed to be a waiver of any right, power, or remedy of Lender. The acceptance by Lender of any security or any payment of or on account of the Obligations maturing after any Event of Default or any payment on account of any past default shall not be construed to be a waiver of any right of Lender to take advantage of any future Event of Default or of any past Event of Default not completely cured thereby. Each Encumbrance that exists or is granted or otherwise arises pursuant to the Loan Documents is cumulative and not in lieu of any other such Encumbrances.

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7.3           Legal Actions. All judicial actions by any party to enforce any provision of any or all of the Loan Documents shall, if requested by Lender, be brought in or transferred to the United States District Court for the Southern District of New York or the state courts of general jurisdiction sitting in the County of New York in the State of New York, or in the jurisdiction where relevant Collateral is located or subject to in rem or quasi in rem proceedings from time to time. Borrower and the Guarantors consent to the jurisdiction of all such courts over them under or in connection with this Agreement or the Bulk Discovery Loan Agreement, and hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

BORROWER AND GUARANTORS WAIVE THE RIGHT TO TRIAL BY JURY IN EVERY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS AND THE BULK DISCOVERY LOAN DOCUMENTS. BORROWER AND GUARANTORS ACKNOWLEDGE THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO LENDER ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVER IN ITS DEALINGS WITH BORROWER AND GUARANTORS. BORROWER AND GUARANTORS REPRESENT AND WARRANT THAT THEY HAVE REVIEWED, OR HAVE HAD THE OPPORTUNITY TO REVIEW, THE FOREGOING WAIVER WITH THEIR LEGAL COUNSEL AND HAVE KNOWINGLY AND VOLUNTARILY WAIVED THEIR JURY TRIAL RIGHTS FOLLOWING CONSULTATION, OR THE OPPORTUNITY TO CONSULT, WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL WITHOUT A JURY BY THE COURT. BORROWER AND GUARANTORS HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF LENDER, OR COUNSEL TO LENDER, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

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7.4           Service of Process. Service of process may be made on Borrower or Guarantors by mailing or delivering a copy of such process to the Borrower or Guarantors in care of the Process Agent at the Process Agent’s address specified in the Process Agent Appointment, or to any new address of the Process Agent of which Lender becomes aware. Borrower and Guarantors hereby irrevocably authorize and direct the Process Agent to accept such service on their behalf at such addresses. Process Agent is at liberty to change its address to another address in the United States, but Lender is permitted to effect service upon Borrower and Guarantors by service by mail or by service on any person of suitable age and discretion at the last address for Process Agent known by Lender at the time. Not later than fifteen (15) days before the appointment of Process Agent is terminated for any reason, Borrower and Guarantors shall appoint a successor that has an address in the United States and deliver to Lender a written acceptance of appointment of a substitute process agent that contains an agreement in writing to give Lender not less than thirty (30) days’ advance written notice of any change of its address or any termination of its appointment (delivered to Lender’s address specified in, or changed as provided in Section 9.4 hereof). As an alternative method of service, the Borrower and Guarantors also irrevocably consent to the service of any and all process, postage prepaid, in any such action or proceeding by mailing a copy of such process to the Borrower and Guarantors at their addresses identified in or in accordance with Section 9.4. Nothing herein shall affect the right to serve process in any manner permitted by law. The provisions of this section apply equally to process related to the Loan Documents and to process related to the Bulk Discovery Loan Documents.

7.5           Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the Original Currency with the Other Currency in New York City on the second Business Day preceding that on which final judgment is given. Upon receipt of payment in the Other Currency of the amount of such judgment, the Lender shall convert such amount into the Original Currency on or as of the next Business Day in accordance with normal banking procedures. If the amount is so converted at or as of that time is insufficient to discharge the entire amount (including accrued interest), denominated in the Original Currency, that would be owing at the time to the Lender had no judgment been entered or fixed in the Other Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lender against such loss.

7.6           Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits and investments (general or special, time or demand, provisional or final) at any time held in any accounts, and other indebtedness at any time owed by Lender, to or for the credit or the account of any Borrower or any Guarantor, against any or all of the obligations of the relevant Borrower or Guarantor now or hereafter existing in favor of Lender, whether or not Lender shall have given any notice or made any demand to the relevant Borrower or Guarantor, and although such obligations of the relevant Borrower or Guarantor may be unmatured. Lender agrees to mail or transmit notice to the relevant Borrower or Guarantor on the day of each such set-off and application made by Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application, nor shall such failure subject Lender to any liability. The rights of Lender under this Section are in addition to other rights, powers, and remedies (including, without limitation, other rights of set-off) which Lender may have.

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ARTICLE VIII
CONTINUING GUARANTY

8.1           Guaranty. Each Guarantor hereby unconditionally and irrevocably guarantees, as its separate and independent obligation, as principal obligor, and not merely as a surety, the punctual payment and performance when due, whether at stated maturity, by acceleration, or otherwise, of the Obligations. The obligations of the Guarantors and the Borrower are joint and several.

8.2           Guaranty Absolute. Guarantor guarantees that the Obligations shall be paid and performed strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights, powers, or remedies of Lender with respect thereto. This is a guaranty of payment, and not just of collection. The liability of Guarantor under this Agreement for the Obligations or otherwise shall be absolute and unconditional irrespective of one or more of: (a) any lack of validity or enforceability of any Loan Document or any provision thereof; (b) any change in the time, manner or place of payment of, or in any other term of, any or all of the Obligations; (c) any waiver, termination, renewal, replacement, amendment or other modification of, or any consent to any departure from, any Loan Document or any provision thereof; (d) any taking, exchange, release or nonperfection of any real or personal property security for any or all of the Obligations; (e) any taking, waiver, release, amendment or other modification of, or any consent to departure from, any other guaranty of or liability for any or all of the Obligations; (f) any manner of sale or other disposition of any real or personal property security for any or all of the Obligations; (g) any manner of application of any real or personal property security, or any proceeds of any such security, to any or all of the Obligations; (h) any change, restructuring or termination of the structure or existence of Borrower, any other guarantor or other obligor, or any other Person; or (i) any other circumstance (other than payment and performance of the Obligations in full) that might otherwise constitute a suretyship or other defense available to Guarantor. The Guarantor acknowledges that it has received copies of the Loan Documents now in existence, and has reviewed them to its satisfaction.

8.3           Waiver. With the exception of notices to which it is expressly entitled under applicable agreements, Guarantor hereby waives its rights, if any, to any notices of acceptance and any other notices with respect to any of the Obligations or this Agreement, and waives all requirements that Lender protect, secure, perfect or insure any real or personal property security for any or all of the Obligations, or any property subject thereto, or exhaust any right or take any action against Borrower or any other Person, or any security, or collateral. Lender shall have no obligation to marshal any present or future collateral security for any of the Obligations or to resort to any such collateral security in any order.

8.4           Subrogation. The Guarantor shall not exercise any rights which it may acquire by way of subrogation under this Agreement, by any payment made hereunder or otherwise, until all the Obligations shall have been paid and performed in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been paid and performed in full, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied to the Obligations, whether matured or unmatured, in accordance with Section 2.3.

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8.5           Holding Company Indemnification. Holding Company shall indemnify and hold harmless Charterer from and against any and all liabilities claims, actions, suits, judgments, costs, disbursements and expenses (including reasonable fees and expenses of legal counsel related thereto) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Charterer as a result of Charterer’s obligations under this Article.

8.6           Subordination.

(a)          Neither Guarantor shall make any loans or advances to Borrower, and Holding Company shall ensure that no Subsidiaries thereof shall make any loans or advances to Borrower, in each case other than equity investments of capital. All Indebtedness of Borrower to each Guarantor whether now existing or hereafter arising (the “Subordinated Debt”) is hereby subordinated to full payment and performance of the Obligations, and until then, Borrower shall not make, and neither Guarantor shall, without the prior written consent from Lender (granted or withheld in the exercise of its sole discretion) accept any payment of an Indebtedness from Borrower. All Encumbrances that either Guarantor may have or that would otherwise arise against any assets of Borrower or Bulk Discovery, including for any breach of the Time Charter, are hereby irrevocably subordinated to the liens of the Bulk Cajun Mortgage and other security granted in the Loan Documents, and the liens of the Bulk Discovery Mortgage and the other security granted for the obligations secured thereby (the “Subordinated Liens”).

(b)          Unless otherwise permitted pursuant to this Agreement, all payments or distributions upon or with respect to the Subordinated Debt or obligations secured by Subordinated Liens, including from Bankruptcy or Other Proceedings pertaining to any of them, whether through payment, subrogation, or otherwise, shall be received in trust for the benefit of Lender, shall be segregated from other funds and assets held by the recipient, and shall be forthwith paid to the Lender in the same form in which it was received (with any necessary endorsement) to be applied (in the case of cash) to the Obligations in accordance with Section 2.3, or received as collateral (in the case of non-cash property or securities) as security for, the payment of the Obligations, to be foreclosed upon in the occurrence of an Event of Default as permitted by law.

(c)          If any Bankruptcy or Other Proceeding is commenced by or against or otherwise occurs with respect to Borrower, any member or shareholder of Borrower, any Person of which Borrower is a partner, joint venturer, or member, or any Subsidiary of Borrower, this Agreement shall remain in effect, and Lender is hereby irrevocably authorized (in its own name or in the name of Holding Company or Charterer, as the case may be), but shall have no obligation, to demand, sue for, collect, and receive every payment or distribution that results from a Bankruptcy or Other Proceeding on account of the Subordinated Debt or obligations secured by Subordinated Liens, and to give acquittance therefor, file claims and proofs of claim, and take such other action with respect thereto (including voting the Subordinated Debt or obligations secured by Subordinated Liens, enforcing security therefor, and compromising claims therefor) as it may deem necessary or advisable for the exercise or enforcement of any of the rights, powers, and remedies of the Lender hereunder.

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(d)          For so long as any of the Obligations remain outstanding the Guarantors shall duly and promptly take or refrain from taking such action as the Lender may reasonably require: (i) unless otherwise permitted pursuant to this Agreement, to collect the Subordinated Debt and obligations secured by Subordinated Liens and remit the proceeds thereof to Lender, file appropriate claims and proofs of claim in respect of the Subordinated Debt or obligations secured by Subordinated Liens, (ii) to execute and deliver to the Lender such powers of attorney, assignments, and other instruments as the Lender may require in order to enable the Lender to enforce any or all claims with respect to, and security for, the Subordinated Debt and obligations secured by Subordinated Liens, and (iii) to collect and receive all payments and distributions that may be payable or deliverable upon or with respect to the Subordinated Debt and obligations secured by Subordinated Liens.

(e)          For so long as any of the Advance remains outstanding Guarantors shall not, without the prior written consent of Lender: (i) accelerate or demand payment of any of the Subordinated Debt or obligations secured by Subordinated Liens; (ii) commence any legal proceedings or arbitration proceedings to collect any of the Subordinated Debt or obligations secured by Subordinated Liens, (iii) exercise any rights, powers, or remedies with respect to collection of the Subordinated Debt or obligations secured by Subordinated Liens; (iv) cooperate with or stipulate to the commencement or continuation of any Bankruptcy or Other Proceeding with respect to Borrower or any of its assets, (v) assist the Borrower with respect to any Bankruptcy or Other Proceedings pertaining to the Borrower, or (vi) assign, transfer, or subject to an Encumbrance any Subordinated Debt or obligations secured by Subordinated Liens.

(f)          Borrower shall not make any payment of any of the Subordinated Debt or obligations secured by Subordinated Liens without the written consent of Lender previously obtained, which may be granted or withheld by Lender in the exercise of its sole discretion. None of the Subordinated Debt or obligations secured by Subordinated Liens (or any agreements, instruments, or other evidence thereof) shall be amended in a manner that would have an adverse effect on the rights, powers, or remedies of Lender under this Agreement. Borrower and Guarantors agree to refrain from all acts which are in any way inconsistent with this Agreement or the rights of Lender hereunder. Borrower and Guarantors agree to perform all further acts reasonably necessary to give full effect to this Agreement.

(g)          Guarantors waive the right to assert the doctrine of marshalling of assets against the Lender.

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ARTICLE IX
MISCELLANEOUS

9.1           Loan Documents, Administration and Collection Expenses. Borrower shall pay or reimburse Lender for the preparation, negotiation and execution of the Loan Documents, and all waivers under and amendments thereto from time to time, and the reasonable fees and expenses of counsel for Lender in connection therewith, whether Borrower satisfies the conditions precedent contained in Article III or not. Borrower shall pay or reimburse Lender for all costs and other expenses incurred in connection with the drafting, negotiation, execution, delivery, filing, or recording of the Loan Documents, or the enforcement, attempted enforcement, or preservation of any rights, powers, or remedies under the Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during legal proceedings, including Bankruptcy or Other Proceedings), and including all the reasonable fees and expenses of legal counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and stamp and other taxes related thereto, and other out-of-pocket expenses incurred by Lender, and the cost of independent public accountants and other outside experts retained by Lender.

9.2           Indemnification. Whether or not the transactions contemplated herein are consummated, Borrower shall indemnify and hold harmless Lender and its Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively, the “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements and expenses (including reasonable fees and expenses of legal counsel related thereto) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the drafting, negotiation, execution, delivery, filing, recording, enforcement, performance or administration of any Loan Document or any other document delivered in connection with the transactions contemplated thereby, or the consummation of the transactions contemplated thereby, (b) the Advance or the use or proposed use of the proceeds thereof, (c) the ownership and operation of the business and assets of Borrower, including if any assertion is made that Borrower, any Indemnitee, or any other Persons were negligent with respect thereto, (d) any actual or alleged presence or release of Hazardous Materials on or from any personal or real property currently or formerly owned or operated by Borrower or for its account, or any Environmental Liability related in any way to Borrower or any of the Collateral, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, strict liability, or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation, or proceeding) and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the fraud, gross negligence or willful misconduct of an Indemnitee. The agreements in this Section shall survive the performance of all the Obligations and termination of this Agreement.

9.3           Amendments and Waivers. No amendment, modification, termination, or waiver of any provision of any of the Loan Documents, nor consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by Lender. Waivers or consents shall be effective only in the specific instances and for the specific purposes for which they are given. The Loan Documents shall not be deemed amended, qualified, or supplemented by any course of dealing. No notice to or demand on any Person in any instance shall entitle any Person to any other or further notice or demand in similar or other circumstances.

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9.4           Notices. All notices, requests, demands, directions and other communications between parties hereto shall be in writing and delivered by hand, sent by overnight courier, or by facsimile, or mailed by certified mail, return receipt requested (postage prepaid), to the applicable party at the addresses indicated below:

If to a Credit Party (and Allseas and Phoenix):

c/o Phoenix Bulk Carriers (US) LLC
(as agent)
88 Valley Road
Middletown, RI 02842
United States
Attn: Mr. Anthony Laura
Facsimile No.: (401) 846-1520

If to Lender:	GATX Corporation

Four Embarcadero Center, Suite 2100
San Francisco, CA 94111
Attn: Contracts Administration
Facsimile No.: 415-955-3416

or, as to each party, at such other address as shall be designated by such party on written notice to the other party otherwise complying as to form and delivery with terms of this paragraph. All such notices, requests, demands, directions and other communications shall be effective on actual delivery, or, when mailed, shall be effective on the third calendar day after being deposited in the U.S. mail, or, when sent by overnight courier, on the next business day after being delivered to such overnight courier, or when transmitted by fax, shall be effective on transmission with confirmed receipt of transmission, respectively.

9.5           Governing Law. The validity, performance, construction, interpretation, and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (excluding its laws relating to conflicts of law except for Sections 5-1401 and 5-1402 of the General Obligation Laws of New York), except as the same may be governed by the federal law of the United States.

9.6           Severability. If any provision of this Agreement, or the application to any circumstance, person or place, is held to be unenforceable, invalid or void by a court or other tribunal of competent jurisdiction, such provision shall be severed therefrom or shall be reformed only to the extent necessary to be enforceable to such circumstance, person or place; and such provision as applied to other circumstances, persons or places, and the remainder of this Agreement, shall remain in full force and effect.

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9.7           Assignment. No assignment, delegation or other transfer of this Agreement, in whole or in part, directly or indirectly, whether voluntarily, involuntarily or by operation of law, or of any rights and obligations under this Agreement can be made by any party other than Lender, without the prior written consent of the other party, which consent can be withheld in the exercise of its sole discretion. Any purported assignment, transfer, or delegation in violation of this Section shall be void. Subject to the limits on assignment, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement does not create and shall not be construed as creating any rights enforceable by any person not a party to this Agreement. To the extent permitted by law, Lender may freely assign any or all of the Loan Documents, or assign or delegate any or all of its rights and obligations arising under the Loan Documents to other parties or financial institutions, and may permit other parties or financial institutions to participate in the Obligations and transactions evidenced by the Loan Documents, in which event reference to Lender in such documents shall refer to Lender’s successors, delegees, or assigns, and to such participants, as appropriate. In that connection, Lender may disclose all documents and information which Lender now or hereafter may have relating to the Loan Documents, the transactions evidenced thereby, Borrower, or its business.

9.8           Further Assurances. Each party hereto agrees to perform such further acts and to execute and deliver such additional written instruments as may from time to time be reasonably required to provide, maintain and perfect the security contemplated in this Agreement, and otherwise to carry out the intent, terms and conditions of this Agreement.

9.9           Authority. None of the obligations of any of the parties to this Agreement or to any of the other Loan Documents shall be affected in the event that the execution and delivery of any or all of the Loan Documents on behalf of any other party was not duly authorized by all necessary corporate or company action.

9.10         Survival of Agreement. This Agreement shall remain in full force and effect until all Obligations, and the obligations secured by the Bulk Discovery Mortgage are satisfied in full.

9.11         Complete Agreement. This Agreement, including all exhibits, schedules, and all additional documents herein or therein incorporated by reference, expresses the complete understanding and agreement of the parties hereto with respect to its subject matter, all prior oral and written agreements to the contrary notwithstanding, and all contemporaneous oral agreements notwithstanding.

9.12         Counterparts. This Agreement may be executed in counterparts, all of which, taken together, shall constitute the entire Agreement. For purposes of this Agreement, a facsimile or other electronic version of a party’s signature, such as a .pdf, printed by a receiving facsimile or printer shall be deemed an original signature.

[Signatures provided on next page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GATX CORPORATION

By:
Name: Kevin Hillesland
Title: Vice-President

BULK CAJUN BERMUDA LTD.

By:
Name: Deborah L. Davis
Title: Director

BULK PARTNERS (BERMUDA) LTD.

By:
Name: Deborah L. Davis
Title: Attorney-in-Fact

AMERICAS BULK TRANSPORT (BVI) LIMITED

By:
Name: Deborah L. Davis
Title: Director

Signature Page to Loan and Guaranty Agreement

SCHEDULES

2.4	Approved Appraisers
4.6	Shareholders
4.8	Litigation
4.9	Permitted Encumbrances
4.11	Locations

EXHIBITS

A	Request for Advance
B	Bulk Cajun Mortgage
C	Borrower’s Earnings Assignment Agreement
D	Charterer’s Earnings Assignment Agreement
E	Manager’s Undertaking – Seamar Management S. A.
F	Manager’s Undertaking – Phoenix
G	Funds Deposit Agreement
H	Shares Charge
I	Charge Over Cash Deposit – Borrower
J	Charge Over Cash Deposit – Allseas
K	Compliance Certificate
L	Notice of Assignment
M	Insurance Endorsements
N	Broker’s Opinion Letter

SCHEDULE 2.4

APPROVED APPRAISERS

Fearnleys AS

H. Clarkson & Co. Limited

Platou Shipbrokers

SCHEDULE 4.6

EQUITY INTERESTS IN HOLDING COMPANY

Bulk Partners (Bermuda) Ltd.

Shareholder	Number of Shares	Percentage	Citizenship

Ed Coll	38,643(Common)	44.25%	United States

Lagoa Investments Ltd.	34,277 (Common)	39.25%	Bermuda

Anthony Laura	14,409 (Common)	16.50%	United States

Pangaea One L.P.	7,759.946 (Preferred)		United States

Pangaea One (Cayman) L.P.	4,276.712 (Preferred)		Cayman Islands

Pangaea One Parallel Fund L.P.	3,996.424 (Preferred)		Cayman Islands

Pangaea One Parallel Fund (B) L.P.	2,107.317 (Preferred)		United States

EQUITY INTERESTS IN PLEDGOR

Bulk Partners Holding Company Bermuda Limited

Shareholder	Number of Shares	Percentage	Citizenship

Bulk Partners (Bermuda) Ltd.	10,000	100%	Bermuda

EQUITY INTERESTS IN BORROWER

Bulk Cajun Bermuda Ltd.

Shareholder	Number of Shares	Percentage	Citizenship

Bulk Partners Holding Company Bermuda Limited	10,000	100%	Bermuda

EQUITY INTERESTS IN CHARTERER

Americas Bulk Transport (BVI) Limited

Shareholder	Number of Shares	Percentage	Citizenship

Bulk Partners Holding Company Bermuda Ltd.	1,000	100%	Bermuda

BORROWER’S SUBSIDIARIES

(Direct and Indirect)

None

SUBSCRIPTION AGREEMENTS, ETC. FOR EQUITY

INTERESTS IN BORROWER

None

SCHEDULE 4.8

LEGAL ACTIONS

NONE

SCHEDULE 4.9

PERMITTED ENCUMBRANCES

Charters and Service Agreements

•	The Time Charter
•	The Sub-COA
•	The COA
•	Sub-time charters, voyage charters, or contracts of affreightment entered into by Charterer that expire not later than March 30, 2012, for employment of the Vessel in the international bulk cargo trade

Other Encumbrances

Maritime liens on the Vessel for:

(a)          torts that are covered by insurance that complies with the provisions of the Preferred Mortgages; or

(b)          crew’s wages, salvage, or for goods and services furnished to the Vessel in the ordinary course of Borrower’s business and not in violation of any provisions of the Loan Documents, none of which are overdue provided, Borrower may contest such Encumbrances in good faith if appropriate reserves therefor are established and maintained consistently with GAAP, and security therefor is posted as necessary to prevent the Seizure of the Vessel, or, if the Vessel is Seized with respect to a claim of such an Encumbrance, the Vessel is released therefrom within thirty (30) days.

SCHEDULE 4.11

LOCATIONS

Entity	Chief Executive Office	Place of Business or Business Records

Borrower	3rd Floor – Par la Ville Place 14 Par la Ville Road Hamilton HM08 Bermuda	c/o Phoenix Bulk Carriers (US) LLC 88 Valley Road Middletown, RI 02842

Pledgor	3rd Floor – Par la Ville Place 14 Par la Ville Road Hamilton HM08 Bermuda	c/o Phoenix Bulk Carriers (US) LLC 88 Valley Road Middletown, RI 02842

Charterer	3rd Floor – Par la Ville Place 14 Par la Ville Road Hamilton HM08 Bermuda	c/o Phoenix Bulk Carriers (US) LLC 88 Valley Road Middletown, RI 02842

Allseas	3rd Floor – Par la Ville Place 14 Par la Ville Road Hamilton HM08 Bermuda	c/o Phoenix Bulk Carriers (US) LLC 88 Valley Road Middletown, RI 02842

All of the above companies have no place of business or business records at any location in the United States, with the possible exception of:

c/o Phoenix Bulk Carriers (US) LLC

88 Valley Road

Middletown, RI 02842

EXHIBIT A

REQUEST FOR ADVANCE

Pursuant to Section 2.1 of the Loan and Guaranty Agreement dated October __, 2011 (as assigned, assumed, amended, renewed, replaced, or otherwise modified (the “Loan Agreement”) among GATX Corporation (“Lender”) and Bulk Cajun Bermuda Ltd. (“Borrower”), Bulk Partners (Bermuda) Ltd., and Americas Bulk Transport (BVI) Limited please disburse the Advance on a Business Day on or about _______, 2011 as follows:

1.          The amount of $_____________ by wire transfer as follows:

_______________________

Branch: _____________

Account No.: _________________

ABA Routing No.: ________________

2.          ____________________________________

None of Borrower’s representations or warranties contained in any of the Loan Documents are untrue, Borrower is in compliance with all of its covenants contained in the Loan Documents, and no Default or Event of Default has occurred and is continuing under the Loan Documents.

Terms used herein that are defined in the Loan Agreement have the meaning herein that they are given therein.

DATE: _____________, 2011

BULK CAJUN BERMUDA LTD.

By:
Its: